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As filed with the Securities and Exchange Commission on November 30, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ISECURETRAC CORP.
(Name of Small Business Issuer in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	4899 (Primary Standard Industrial Classification Code Number)	87-0347787 (I.R.S. Employer Identification No.)

5022 South 114th Street, Omaha, Nebraska 68137
(402) 537-0022
(Address and Telephone Number of Principal Executive Offices)

5022 South 114th Street, Omaha, Nebraska 68137
(Address of Principal Place of Business or Intended Principal Place of Business)

Michael P. May
iSecureTrac Corp.
5022 South 114th Street
Omaha, Nebraska 68137
(402) 537-0022
(Name, Address and Telephone Number of Agent for Service)

The Commission is requested to send copies of all communications to:

Gary L. Hoffman, Esq.
Erickson & Sederstrom, P.C.
10330 Regency Parkway Drive
Omaha, Nebraska 68114
(402) 397-2200

    Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Dollar Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, par value $0.01 per share	17,377,456	$1.00	$17,377,456	$4,153.21

(1)
Includes up to 10,000,000 shares of Common Stock issuable upon conversion of the registrant's Series A Convertible Preferred Stock.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended. The offering price per share and the aggregate offering price are based upon the average of the bid and ask prices of the registrant's common stock as quoted on the OTC Bulletin Board on November 23, 2001.

    The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), shall determine.

ISECURETRAC CORP.

Cross Reference Sheet
Between Items in Part I of Form SB-2 and the
Prospectus

	Item No.	Location in Prospectus
1	Front of Registration Statement and Outside Front Cover of Prospectus	Facing Page; Cross Reference Sheet; Outside Front Cover Page
2	Inside Front and Outside Back Cover Pages of Prospectus	Inside Front and Outside Back Cover Pages
3	Summary Information and Risk Factors	Facing Page; Summary of Our Offering; Risk Factors
4	Use of Proceeds	Summary of Our Offering; Plan of Distribution
5	Determination of Offering Price	Outside and Inside Front Cover Pages; Risk Factors; Plan of Distribution
6	Dilution	*
7	Selling Security Holders	Selling Stockholders
8	Plan of Distribution	Plan of Distribution
9	Legal Proceedings	Our Business
10	Directors, Executive Officers, Promoters and Control Persons	Our Management; Principal Stockholders
11	Security Ownership of Certain Beneficial Owners and Management	Principal Stockholders
12	Description of Securities	Description of Our Capital Stock
13	Interest of Named Experts and Counsel	Experts
14	Disclosure of Commission Position on Indemnification for Securities Act Liabilities	*
15	Organization within Last Five Years	*
16	Description of Business	Our Business
17	Management's Discussion and Analysis or Plan of Operation	Management's Discussion and Analysis of Financial Condition and Results of Operations
18	Description of Property	Our Business
19	Certain Relationships and Related Transactions	Principal Stockholders; Selling Stockholders
20	Market for Common Equity and Related Stockholder Matters	Market for Common Stock and Related Stockholder Matters
21	Executive Compensation	Our Management
22	Financial Statements	Financial Statements
23	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	Experts

*
Omitted because answer is negative or item is not applicable.

PROSPECTUS

iSECURETRAC CORP.

17,377,456 SHARES OF COMMON STOCK

    This Prospectus relates to 17,377,456 shares of Common Stock, par value $.001 per share, of iSecureTrac Corp., a Delaware corporation that are being offered for sale by certain selling stockholders. iSecureTrac Corp. may be referred to as the "Company," "iST," "we" or "us."

    iST will not receive any of the proceeds from the sales of the securities by the selling stockholders. The securities may be offered from time to time by the selling stockholders through ordinary brokerage transactions in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

    The selling stockholders may be deemed to be "underwriters" as defined in the Securities Act of 1933. If the selling stockholders use any broker-dealers, any commissions paid to broker-dealers and, if broker-dealers purchase any securities as principals, any profits received by such broker-dealers on the resales of the securities may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the selling stockholders may be deemed to be underwriting commissions. All costs, expenses and fees in connection with the registration of the shares offered by the selling stockholders will be borne by iST. Brokerage commissions, if any, attributable to the sale of the shares will be borne by the selling stockholders.

    The securities offered by this Prospectus may be sold from time to time by the selling stockholders or by transferees, commencing on the date of this Prospectus. No underwriting arrangements have been entered into by iST or, to iST's knowledge, the selling stockholders. The distribution of the securities by the selling stockholders may be effected in one or more transactions, privately-negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders in connection with sales of the shares.

    Unless otherwise specifically provided, all currency amounts in this document are expressed in United States dollars and are preceded by "$".

Neither the Securities and Exchange Commission (the "SEC" or the "Commission")
nor any state securities commission has approved or disapproved our securities or determined that this Prospectus is truthful or complete. It's illegal for anyone to tell you otherwise.

The securities offered hereby involve a high degree of risk. See "Risk Factors"
beginning on page 8.

The date of this Prospectus is

The information in this Prospectus isn't complete. It might change. We're not allowed to sell the securities offered by this Prospectus until the registration statement that we have filed with the SEC becomes effective. This Prospectus isn't an offer to sell our securities—and doesn't solicit offers to buy—in any state where the offer or sale isn't permitted.

TABLE OF CONTENTS

     Page

1.	SUMMARY OF OUR OFFERING		5
	1.1	The Company	5
	1.2	Our Business	5
	1.3	Our Operating Results	6
	1.4	Our Business Strategy	6
	1.5	The Offering	7
	1.6	Selected Financial Data	7
2.	RISK FACTORS		8
	2.1	Risks Associated with Our Financial Position	8
	2.2	Business Factors that May Adversely Affect Our Operations	9
	2.3	Other Factors that May Adversely Affect Our Common Stock	11
3.	FORWARD-LOOKING STATEMENTS		11
	3.1	In General	11
	3.2	"Safe Harbor"	12
4.	CAPITLIZATION AND PRO FORMA FINANCIAL INFORMATION		13
5.	MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS		15
	5.1	Overview	15
	5.2	Results of Operations	15
	5.3	Liquidity and Capital Resources	20
6.	OUR BUSINESS		21
	6.1	General	21
	6.2	The Electronic Monitoring Market	21
	6.3	Competition	23
	6.4	Business Strategy	23
	6.5	The Products and Services of the Company	24
	6.6	The Technology	24
	6.7	Intellectual Property Rights	25
	6.8	Regulation	26
	6.9	Research and Development	26
	6.10	Customers; Orders Backlog	26
	6.11	Seasonality	27

	6.12	Employees	27
	6.13	Legal Matters	27
7.	OUR MANAGEMENT		27
	7.1	Our Directors and Executive Officers	27
	7.2	Committees of the Board of Directors	28
	7.3	Compensation Committee Interlocks and Insider Participation	29
	7.4	Director Compensation	29
	7.5	Executive Compensation	29
8.	PRINCIPAL STOCKHOLDERS		31
9.	SELLING STOCKHOLDERS		32
10.	DESCRIPTION OF OUR CAPITAL STOCK		33
	10.1	General	33
	10.2	Common Stock	33
	10.3	Preferred Stock	33
	10.4	No Preemptive Rights	34
	10.5	Delaware Business Combination Statute	34
	10.6	Limitation of Liability and Indemnification	35
	10.7	Transfer Agent and Registrar	35
11.	MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS		35
12.	SHARES ELIGIBLE FOR FUTURE SALE		36
	12.1	In General.	36
	12.2	Sales of Restricted Shares	36
13.	PLAN OF DISTRIBUTION		36
14.	EXPERTS		36
15.	ADDITIONAL INFORMATION		37

1.  SUMMARY OF OUR OFFERING

    This summary highlights important information about our business and about this offering. Because it is a summary, it doesn't contain all the information you should consider before investing in the Company's securities. So please read the entire Prospectus.

1.1 The Company

    (A) iST is a development stage company. The Company develops, produces, markets and support solutions relating to the wireless electronic tracking, monitoring and reporting of individuals and objects. iST products are designed to enhance productivity, reduce costs, and improve overall response using on-line access to information previously maintained on a variety of media. Today, the Company primarily markets to the criminal justice application for continuous electronic monitoring.

    (B) We were incorporated under the laws of the State of Colorado on June 13, 1983 under the name "Sage Institute International, Inc." A Delaware Corporation under the name "Sage Analytics International, Inc." was incorporated on July 17, 1986; and, on September 2, 1986, the Company was reincorporated as a Delaware corporation by merging the Colorado corporation with and into the Delaware corporation.

    (C) On December 17, 1997, the stockholders of Advanced Business Sciences, Inc., a Nebraska corporation, concluded a share exchange with the Company (the "Share Exchange") whereupon the Nebraska corporation became the wholly owned subsidiary of the Company and control of the Company was transferred to the former stockholders of the Nebraska Corporation. See Section 8 of this Prospectus ("Principal Stockholders"). The Company subsequently changed its name to "Advanced Business Sciences, Inc." The Company changed its name to "iSecureTrac Corp.," effective June 19, 2001.

    (D) Our principal executive offices are at 5022 South 114th Street, Omaha, Nebraska 68137, (402) 537-0022. Our fiscal year begins on January 1 and ends on December 31.

1.2 Our Business

    (A) We were initially engaged in the commercial application of a form of decision support technology, which incorporated proprietary methodology and software. This technology involved the identification of potential failures facing an organization or project, ranking such failures in order of significance and determining their root causes. This technology was marketed to both government and private industry. The Company conducted no business operations from in or about April 1996, until the completion of the Share Exchange on December 17, 1997. Upon completion of the Share Exchange, the Company commenced operations once again as described below.

    (B) We now design, develop, produce, sell and support wireless products and services relating to the tracking, monitoring and reporting of individuals and tangible assets. Currently, our business relates to criminal justice applications for electronic monitoring.

    (C) The iSecureTrack™ product, which utilizes Global Positioning System ("GPS") technology, wireless communications and proprietary computer software, provides real time monitoring, tracking and reporting of adult and juvenile offenders as a criminal justice rehabilitative alternative. Our iSecureTrack™ product is the next generation of software and products based on our patented technology. Through customer staffed operations centers, the system tracks the geographic location of every offender in the system, reports specific activities and identifies violations against customer-established parameters. This information is then delivered to the appropriate authorities using various methods, including telephone calls, paging and internet-based e-mail and web-based reports. We believe use of our system can offer substantial cost savings over the cost of incarceration and improve the efficiency of probation and parole officers. It also offers the backlogged criminal justice systems a more secure solution to the problems of rapidly growing criminal populations, overcrowded correctional facilities and more lenient sentencing alternatives.

    (D) In addition to the criminal justice market, we have targeted additional industries where we believe our products and services offer attractive solutions to current problems. One market that we have targeted is the transportation industry. This market would include (1) automatic vehicle tracking and (2) through the installation of tracking units at strategic locations, monitoring the status of freight cargo (whether loaded or unloaded on the trailer or other container).

1.3 Our Operating Results

    We are a development stage company. That is, since we commenced operations, we have not generated significant revenue. The Company's revenues for the first nine months of 2001 decreased 67% to $49,352 when compared to $147,630 in revenues generated in the same nine-month period of 2000. Our development efforts were focused on the iSecureTrack platform. As a result, support for the current products in the field was phased out in the third quarter of 2001. The management decision will allow the Company to replace its current monitoring operations with a computerized center for communication and data management, staffed only to maintain the system. The iSecureTrack platform will be operated as an Application Service Provider (ASP) service, allowing agents at existing monitoring centers to access and use the system to provide the human monitoring services. This product changeover is positioning iST to take advantage of a growing market demand for advance tracking solutions in criminal justice and other industry segments. For nine months ended September 30, 2001, we had a net loss of $(4,911,207) or $(0.25) per share. This net loss is a reflection of the company's continuing efforts to develop its core tracking technology.

1.4 Our Business Strategy

    (A) The key elements of the Company's business strategy are to:

      (1) Be a leader in applying GPS technology to applications for tracking individuals and tangible assets.

        (a) We have devoted significant resources to develop and improve our products.

        (b) Improvements in technology components and communications systems are being constantly evaluated.

        (c) We intend to incorporate appropriate new or improved capabilities into its products on an ongoing basis, and to continue to devote significant resources to the area of product development.

      (2) Target application opportunities within specific market niches and to be a supplier of equipment and software to those end markets.

        (a) We intend to sign distribution agreements with the criminal justice segment service providers that need additional and replacement house arrest equipment and who have a need for GPS-based systems.

        (b) GPS technology, in general, has already gained acceptance in the automatic vehicle location segment of the transportation industry and iST believes that its core product can be readily adapted to that market. We have identified the location of untethered trailers as one initial application niche to serve in the transportation industry.

      (3) Additionally, we will maintain the capability to undertake special projects, funded by specific customers to meet their unique needs. These special projects will be done to advance iST's knowledge in targeted markets and to fund development within specific application areas. To date, we have worked on no special projects.

    (B) To date, we have had limited revenue from operations and has accumulated significant losses. Consequently, the Company has had difficulty in obtaining funding from commercial lenders, thereby requiring us to obtain funding from private sources. See "Certain Relationships and Relations Transactions." We may not be able to find adequate sources of funding to implement its strategic goals. Moreover, there is no assurance that it will ever generate significant revenues or profits.

1.5 The Offering

    (A) Securities offered. 17,377,456 shares of Common Stock.

    (B) Symbol and trading market. ISRE on the Over-the-Counter Bulletin Board

    (C) Use of proceeds. iST will not receive any of the proceeds from the sales of the warrants by the selling stockholders. The securities may be offered from time to time by the selling stockholders through ordinary brokerage transactions in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

1.6 Selected Financial Data

    The following financial information summarizes the more complete historical financial information at the end of this Prospectus. The financial data for the nine months ending September 30, 2001 is unaudited. Our independent public auditors, McGladrey & Pullen, LLP, have audited the fiscal period 2000 and Schvaneveldt & Company audited the fiscal period of 1999. See Section 14 ("Experts") of this Prospectus. You should read the information below along with all other financial information and analysis in this Prospectus. Please don't assume that the results below indicate results we'll achieve in the future.

	(unaudited)				(unaudited)
	Nine Months Ended September 30,				Date of Inception January 5, 1992 to September 30, 2001
			Year Ended December 31, 2000	Year Ended December 31, 1999
	2001	2000
Revenues	$49,352	$147,630	$175,237	$178,074	$527,156
Cost of sales	109,174	123,808	396,985	331,206	984,896

Gross profit (loss)	(59,822)	23,822	(221,748)	(153,132)	(457,740)
Expenses:
Research and development	399,214	222,587	371,858	1,096,357	3,251,714
Sales and marketing	64,101	115,317	184,192	403,933	1,630,634
General and administrative	2,151,498	1,109,626	1,861,221	2,298,135	12,899,254

Total expenses	2,614,813	1,447,530	2,417,271	3,798,425	17,781,602

Operation (loss)	(2,674,635)	(1,423,708)	(2,639,019)	(3,951,557)	(18,239,342)
Other income (expense):
Interest income	26	94	739	40,858	56,367
Interest expense	(591,908)	(459,208)	(672,544)	(332,128)	(2,065,101)
Loan acquisition expense	(1,844,565)	(815,359)	(2,953,511)	(212,500)	(5,260,576)
Other, net	199,875	0	0	(9,600)	171,167

Total other income (expense)	(2,236,572)	(1,274,473)	(3,625,316)	(513,370)	(7,098,143)

(Loss) before extraordinary item and provision for income taxes	(4,911,207)	(2,698,181)	(6,264,335)	(4,464,927)	(25,337,485)
Extraordinary item
Gain from extinguishment of debt	0	0	0	0	569,901

(Loss) before provision of income taxes	(4,911,207)	(2,698,181)	(6,264,335)	(4,464,927)	(24,767,584)
Provision for income taxes	0	0	0	0	0

Net (loss)	$(4,911,207)	$(2,698,181)	$(6,264,335)	$(4,464,927)	$(24,767,584)

2.  RISK FACTORS

    Please carefully consider the following risk factors before deciding to invest in the Company's securities.

2.1 Risks Associated with Our Financial Position

    (A) Indebtedness. We have a high level of debt. As of November 30, 2001, our consolidated notes payable and total long-term debt was $2,046,008. See Section 4 ("Capitalization and Pro Forma Information") of this Prospectus. If we cannot pay our debts on time or obtain acceptable alternative terms, there would be a material adverse effect on us and our stockholders. Although we expect to pay our debts as they become due out of cash flow from operations, this expectation is subject to a variety of factors that could cause us to be unable to pay our debts.

    (B) History of operating losses. We have a history of operating losses. Accordingly, our prospects must be evaluated in light of the risks and uncertainties encountered by a company in its early stage of development. The new and evolving markets in which we operate make these risks and uncertainties particularly pronounced. To address these risks, we must, among other things, successfully implement its sales and marketing strategy, respond to competitive developments, attract, retain, and motivate qualified personnel, continue to develop and upgrade its products and technologies more rapidly than its competitors, and commercialize its products and services incorporating these enhanced technologies. We expect to continue to devote substantial resources to its product development and sales and customer support and, as a result, will need to generate significant revenues to achieve profitability. Prior to such time as we achieve profitability, it will be required to rely on equity or other sources of financing to supplement its cash flow from operations. There can be no assurance that any of our business strategies will be successful or we will be profitable in any future quarter or period.

    (C) Uncertainty of future operating results; fluctuations in operating results. Future operating results will depend upon many factors, including the demand for our products, the level of product and price competition, the length of the Company's sales cycle, direct sales force and indirect distribution channels, the timing of new product introductions and product enhancements, the mix of products and services sold, activities of and acquisitions by competitors, the timing of new hires, and the ability of the Company to develop and market new products and control costs.

2.2 Business Factors that May Adversely Affect Our Operations

    (A) Recent deployment. We have recently deployed our Series 2100 Personal Tracing Unit. To date, we have received orders totally only 250 units, and we have not yet produced and shipped any Series 2100 units. We anticipate the initial order of 250 units will be produced and delivered to the customer in the fourth quarter of the 2001 calendar year.

    (B) Risk associated with new versions and new products; rapid technological change. The market in which we compete is characterized by rapid technological change, frequent introductions of new products, changes in customer demands, and evolving industry standards that can render existing products obsolete and unmarketable. For example, our anticipated customer base utilizes a wide variety of hardware, software, database, and networking platforms, and as a result, to gain broad market acceptance we must support its existing products on a variety of such platforms. Our future success will depend upon its ability to address the increasingly sophisticated needs of its customers by supporting existing and emerging hardware, software, database, and networking platforms and by developing and introducing enhancements to its existing products and new products on a timely basis that keep pace with technological developments, evolving industry standards, and changing customer requirements. There can be no assurance that we will be successful in releasing our products for use on future platforms or in developing and marketing enhancements that respond to technological developments, evolving industry standards, or changing customer requirements, or that we will not experience difficulties that could delay or prevent the successful development, introduction, and sale of such enhancements or that such enhancements will adequately meet the requirements of the marketplace and achieve any significant degree of market penetration.

    (C) Competition.

      (1) The market for our products is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. Our products are targeted at the emerging market for tracking and the Company is dependent on distribution relationships with a variety of third parties. Only one of these relationships currently exists, and many of the third parties have not yet been contacted by us or informed of our desire to enter into a strategic relationship. If we are unable to develop and retain effective, long-term relationships with these third parties, our competitive position could be materially and adversely affected. Further, there can be no assurance that any of these third parties, many of which have significantly greater resources than we do, will not market products in competition with us in the future or will not otherwise reduce or discontinue their relationships with or support of the Company and its products.

      (2) It is also possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We also expect that competition will increase as a result of consolidation in the industry. Increased competition may result in price reductions, reduced gross margins, and loss of market share, any of which could materially adversely affect our business, operating results, and financial condition. There can be no assurance that we will be able to compete successfully against current and future competitors or that competitive pressures faced by us will not materially and adversely affect our business, operating results, and financial condition.

    (D) Reliance on third-party vendors. The components used in our products are acquired from various electronics manufacturers. Lack of availability of key components would adversely effect the ability of the Company to produce and deliver its products on a timely basis. Examples of such key components include the chip set for acquiring the GPS information, the processor used to compute and manipulate data, the wireless communications boards, and the memory cards used for data storage. Although we have endeavored to design its products in a manner that allows substitution of key components for those from another manufacturer, there are no assurances that alternative components would be available quickly enough to avoid delaying production and shipment of customer orders. We could, in the future, lose revenues as a result of such delays.

    (E) Risk of product defects. Products as internally complex as those proposed to be offered by us frequently contain errors or failures, especially when first introduced or when new versions are released. Although we intend to conduct extensive product testing during product development, we may be forced to delay commercial release of products until the correction of software and hardware problems and, in some cases, the development of product enhancements to correct errors in released products. We could, in the future, lose revenues as a result of product errors or defects.

    (F) Management of growth; dependence on key personnel. In the event that the significant growth of our revenues continues, such growth may place a significant strain upon our management systems and resources. Our ability to compete effectively and to manage future growth, if any, will require us to continue to improve its financial and management controls, reporting systems, and procedures on a timely basis and expand, train, and manage its employee workforce. There can be no assurance that we will be able to do so successfully. Our failure to do so could have a material adverse effect upon our business, operating results, and financial condition. Our future performance depends in significant part on the continued service of its key technical, sales, and senior management personnel. The loss of the services of one or more of our executive officers could have a material adverse effect on our business, operating results, and financial condition. Our future success also depends on its continuing ability to attract and retain highly qualified technical, customer support, sales, and managerial personnel. Competition for such personnel is intense, and there can be no assurance that we will be able to retain its key technical, sales, and managerial employees or that it can attract, assimilate, or retain other highly qualified technical, sales, and managerial personnel in the future.

    (G) Proprietary rights; risks of infringement.

      (1) We will rely primarily on a combination of patents, copyrights, trade secrets, and trademark laws; confidentiality procedures; and contractual provisions to protect its proprietary rights. We also believe that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition, and reliable product maintenance are essential to establishing and maintaining a technology leadership position. There can be no assurance that any patents issued to us will not be invalidated, circumvented, or challenged, that the rights granted thereunder will provide competitive advantages to us or that any of the Company's future patent applications will be issued with the scope of the claims sought by the Company, if at all. Furthermore, there can be no assurance that others will not develop technologies that are similar or superior to our technology or design around any patents issued to us. Despite our efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. In addition, the laws of some foreign countries do not protect the Company's proprietary rights as fully as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights in the United States or abroad will be adequate or that the Company's competitors will not independently develop similar technology. See Section 6.7 ("Intellectual Property Rights") of this Prospectus.

      (2) We are not aware that it is infringing any proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by us of their intellectual property rights. Furthermore, there can be no assurance that former employers of our present and future employees will not assert claims that such employees have improperly disclosed confidential or proprietary information to the Company. Any such claims, regardless of their merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays, or require the Company to pay money damages or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, if at all. In the event of a successful claim of product infringement against the Company and failure or inability of the Company to license the infringed or similar technology, the Company's business, operating results, and financial condition would be materially and adversely affected.

2.3 Other Factors that May Adversely Affect Our Common Stock

    (A) Control by existing stockholders. Upon completion of this offering, our management and founders together will beneficially own approximately 48.44 percent of the equity of the Company. As a result, these stockholders will be able to exercise control over matters requiring stockholder approval, including a merger with another corporation or the sale of all or substantially all of the assets of the Company.

    (B) There may not be an active public market for our Common Stock or warrants to purchase our Common Stock. Although our Common Stock is presently quoted on the Over-The-Counter Bulletin Board, we can't assure you that there will be an active public market for our shares. The stock market—especially the market for our shares—may be highly volatile because of general market conditions, as well as factors relating to our own performance and our ability to meet market expectations.

    (C) We don't plan to pay dividends. We don't expect to pay dividends on Common Stock anytime soon. We expect to use all earnings to pay outstanding debt and to develop our business. Our board will decide on any future payment of dividends, depending on our results of operations, financial condition, capital requirements, and any other relevant factors. We may also be constrained in the amount of dividends we can pay by restrictive debt covenants. In no event will dividends be payable with respect to outstanding warrants to purchase our Common Stock.

3.  FORWARD-LOOKING STATEMENTS

3.1 In General

    (A) This Prospectus contains statements that plan for or anticipate the future. Forward-looking statements include statements about the future of our products and the industry, statements about our future business plans and strategies, and most other statements that are not historical in nature. In this Prospectus, forward-looking statements are generally identified by the words "anticipate," "plan," "believe," "expect," "estimate," and the like.

    (B) Because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. For example, a few of the uncertainties that could affect the accuracy of forward-looking statements, besides the specific factors identified in section 2, include:

      (1) changes in general economic and business conditions affecting the tracking industry;

      (2) our ability to develop and stock products that appeal to our customers;

      (3) technical developments that make our products or services obsolete;

      (4) our costs in the pricing of our products;

      (5) the level of demand for our products; and,

      (6) changes in our business strategies.

3.2 "Safe Harbor"

    The Private Securities Litigation Reform Act of 1995, which provides a "safe harbor" for similar statements by existing public companies, applies to this offering.

4. CAPITALIZATION AND PRO FORMA INFORMATION

    (A) In an agreement, dated as of November 7, 2001, Total Tech, LLC, Roger Kanne, Dennis Anderson, Martin Halbur, Macke Partners, Robert Badding and James and Patricia Pietig as trustees of the James L. Pietig 1992 Revocable Trust U/TA 3-13-92 (collectively, the "Investors"), acquired 8,609.80 shares of our Series A Convertible Preferred Stock (the "Series A Preferred"). Each share of Series A Preferred is convertible into 1,000 shares of Common Stock, subject to adjustment for stock splits and similar events. See Section 10.3 ("Preferred Stock") for a summary of the designations, rights and preferences of shares of the Series A Preferred and the holders thereof. The Series A Preferred was issued in consideration of the forgiveness of indebtedness owed to certain Investors in the aggregate of $1,821,803, the cancellation of 11,071,716 stock purchase warrants held by certain Investors (having an aggregate value of $1,932,887) and the assumption by Total Tech, LLC of $4,855,100 of the Company's indebtedness with financial institutions. See Sections 8 ("Principal Stockholders") and 9 ("Selling Stockholders") of this Prospectus.

    In addition, on October 23, 2001, a note payable in the principal amount of $500,000, together with accrued interest in the amount of $46,872, was converted into 1,780,727 shares of our Common Stock.

    As a result of these transactions, our outstanding notes payable and long-term indebtedness as of November 30, 2001, was reduced to $2,046,008, as compared to $9,025,540 as of September 30, 2001.

    (B) The following table sets forth our capitalization as of September 30, 2001:

      —  on an actual basis;

      —  on a pro forma basis to reflect:

      •
      the issuance of 8,609.80 shares of Series A convertible preferred stock at a purchase price of $1,000 per share in exchange for principal debt in the aggregate amount of $6,479,532, accrued interest totaling $197,371 and the repurchase of 11,071,716 common stock warrants;

      •
      the conversion of a promissory note in the aggregate amount of $500,000 plus accrued interest of $46,872 into an aggregate of 1,780,727 shares of common stock.

	September 30, 2001
	(Unaudited) Actual	Pro Forma Adjustments	(Unaudited) Pro Forma
Current Liabilities
Notes payable	$8,155,725	$(6,794,536)	$1,361,189
Current maturities of long-term debt	413,763	(184,996)	228,767
Accounts payable and accrued expenses	399,363	—	399,363
Deferred Income	76,563	—	76,563
Accrued interest payable	279,857	(244,243)	35,614

Total Current Liabilities	9,325,271	—	2,101,496

Long-term debt, less current maturities	456,052	—	456,052

Stockholders' (Deficit)
Preferred stock, 1,000,000 shares authorized at $0.01 par value; 8,609.80 shares issued and outstanding	—	86	86
Common stock, 50,000,000 shares authorized at $0.001 par value 23,789,802 shares issued and outstanding	23,790	1,781	25,571
Additional paid-in capital—Preferred	—	8,609,714	8,609,714
Additional paid-in capital—Common	16,235,680	(1,387,806)	14,847,874
Deficit accumulated during the development stage	(24,767,585)	—	(24,767,585)

Total stockholders' (deficit)	(8,508,115)	7,223,775	(1,284,340)

Total liabilities and stockholders' (deficit)	$1,273,208	—	$1,273,208

    (C) The following table sets forth the effect of the recapitalization described above as of September 30,2001 and December 31, 2000:

      —  on an actual basis;

      —  on a pro forma basis to reflect:

      •
      the cumulative dividends from the issuance of 8,609.80 shares of Series A convertible preferred stock and a dividend rate of 9.5%

      •
      the reduction of interest expense associated with eliminating $6,979,532 of indebtedness at an annual interest rate of 9.5%.

	Nine Months Ended September 30, 2001			Period Ended December 31, 2000
	Actual	Pro Forma Adjustments	Pro Forma	Actual	Pro Forma Adjustments	Pro Forma
Revenues	$49,352	—	$49,352	$175,237	—	$175,237
Cost of sales	109,174	—	109,174	396,985	—	396,985

Gross profit (loss)	(59,822)	—	(59,822)	(221,748)	—	(221,748)
Total expenses	2,614,813	—	2,614,813	2,417,271	—	2,417,271

Operating (loss)	(2,674,635)	—	(2,674,635)	(2,639,019)	—	(2,639,019)
Other income (expense):
Interest income	26	—	26	739	—	739
Interest expense	(591,908)	446,130	(145,778)	(672,544)	478,173	(194,371)
Loan acquisition expense	(1,844,565)	—	(1,844,565)	(2,953,511)	—	(2,953,511)
Other, net	199,875	—	199,875	0	—	0

Total other income (expense)	(2,236,572)	—	(1,790,442)	(3,625,316)	—	(3,147,143)

(Loss) before provision of income taxes	(4,911,207)	—	(4,465,077)	(6,264,335)	—	(5,786,162)
Provision for income taxes	0	—	0	0	—	0

Net (loss)	$(4,911,207)	—	$(4,465,077)	$(6,264,335)	—	$(5,786,162)

Cumulative dividends of preferred stock	—	$613,453	$613,453	—	$817,937	$817,937

Net income available to common shareholders	$(4,911,207)	—	$(5,078,529)	$(6,264,335)	—	$(6,604,099)

Net (loss) per share—basic and diluted	$(0.23)	—	$(0.23)	$(0.41)	—	$(0.43)

Weighted average shares outstanding	21,636,012	—	21,636,012	15,253,736	—	15,253,736

5. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

5.1 Overview

    The following is a discussion of certain factors affecting our results for the nine month period ending September 30, 2001 and for the two fiscal years ending December 31, 2000, 1999 and our liquidity and capital resources. This discussion should be read along with our consolidated financial statements and their notes, which can be found beginning on page F-1 of this Prospectus.

5.2 Results of Operations

    The following discussion is intended to provide a better understanding of the significant changes in trends relating to the Company's financial condition and results of operations. Management's Discussion and Analysis should be read in conjunction with the accompanying Condensed Consolidated Financial Statements and Notes thereto.

    We experienced a decline in the number of individuals being monitored in the first nine months of 2001 when compared to the previous year activity for the same time period. The primary reason for this downward trend is that the Company's development efforts were focused on the iSECUREtrac platform. As a result, support for the current products in the field were phased out in the third quarter of 2001. This product change resulted in the Company incurring significant asset write-offs as discussed herein.

    This management decision will allow us to replace our current monitoring operations with a computerized center for communication and data management, staffed only to maintain the system. The iSECUREtrac platform will be operated as an Application Service Provider (ASP) service, allowing agents at existing monitoring centers to access and use the system to provide the human monitoring services. We intend to complete the final design and begin production of the series 2100 tracking unit in the fourth quarter of 2001. As the Company rolls out this new product offering, its customers will have control and responsibility to monitor the movement of their individuals or assets. Utilizing the Company's GPS tracking products, customers, through a secure Internet connection, will access their information via the Company's host website, iSECUREtrac. This product changeover will allow customers' greater flexibility, ease of use and reduced operating costs when compared to the Company's and competitors current product offerings and pricing. At the same time, it will allow the Company to partner with industry-specific service providers, wherein they will provide the staffing and end-user interaction, and the Company will supply the tracking technology and information reporting.

    iST is a developmental stage company. As such, the financial results of operations reflect the primary activities of the Company directed toward development and testing of its GPS products, principally for offender monitoring in the criminal justice marketplace. The following table sets forth the number of tracking units monitored or leased for the period indicated. The Company monitored and leased 4 units in the third quarter of 2001. In the third quarter of 2000, the Company monitored and leased 285 units.

Year	3rd Quarter	Year-to-date
2000	285	1,506
2001	4	384
(A)
For the Nine Month Period Ended September 30, 2001

Revenues

    We derive revenue from sale of products, billable services for monitoring, software license fees, equipment and software leasing, and charges for maintenance and repair of equipment. For the nine months ended September 30, 2001, revenues decreased 67% to $49,352 compared to $147,630 during the same nine month period in 2000. The reason for the decrease in the comparable period is less units being monitored and leased in the nine months ended September 30, 2001 (384), as compared to (1,506) the same period in 2000.

Cost of Sales

    Cost of Sales represents the direct costs associated with the generation of revenue, and includes cost of goods for products which are sold, direct costs of distribution of software and equipment, maintenance expenses on equipment repaired under service agreements, and the direct variable communications expenses associated with the monitoring services provided by the Company. For the nine months ended September 30, 2001, Cost of Sales decreased 12% to $109,174 compared to $123,808 during the same periods in 2000. The primary reason for the lower cost of sales in the nine month period was decreased utilization of the monitoring units in the field, due to the business plan change discussed herein.

Gross Profit (Loss)

    For the nine months ended September 30, 2001, Gross Profit (Loss) for the Company was $(59,822) compared to a Gross Profit (Loss) of $23,822 for the same period of 2000. The reason for the decrease was revenues and higher cost of sales in 2001, as discussed above.

Research and Development

    Research and Development expenses are the direct costs associated with the Company's development of its proprietary products. Expenses in this category include the cost of outside contracted engineering and design, staffing expenses for the Company's own engineers and software developers, and the actual costs of components, prototypes, and testing equipment and services used in the product development functions. The Research and Development expenses increased to $399,214 for the nine months ended September 30, 2001, up from $222,587 for the nine month period in 2000. The primary reason for this nine month increase was the write off of $131,831 of capitalized product development costs due to the business plan change discussed herein, as well as various research and development costs associated with the development of the series 2000 tracking unit.

Sales and Marketing

    Sales and Marketing expenses represent the costs of the Company's sales and marketing staff, travel and related expenses associated with sales to the Company's customers and prospects, the costs of advertising in magazines and periodicals, attendance at trade shows, and production of marketing and related collateral material. Sales and Marketing expenses was $64,101 nine months ending September 30, 2001 compared to $115,317 during the same period in 2000. The decrease is the result of less advertising and trade show expenses, as well as a decrease in Sales and Marketing staff incurred in the first three quarters of 2001 when compared to the first three quarters of 2000.

General and Administrative

    General and Administrative expenses are all the indirect and overhead expenses associated with the operations of the Company, outside of those expenses described above. These expenses include executive, administrative and accounting staff payroll, taxes and benefits, rent on property, all travel not included in the Sales and Marketing expense, fixed telephone expenses, office leases and supplies, and recruiting and training expense. For the nine months ended September 30, 2001, General and Administrative expense increased to $2,151,498 from $1,109,626. The main reasons for the nine month increase was due to increases in professional fees, losses incurred of $296,052 from disposal of leased equipment related to the business plan change discussed herein, as well as $532,216 of compensation and consulting costs incurred related to contract agreements.

Operating (Loss)

    For the nine months ended September 30, 2001, operating (loss) was $(2,674,635), compared to $(1,423,708) for the same period in 2000. The main reason for this nine month decrease was higher expenses in the period, as explained above.

Interest Expense

    For the nine months ended September 30, 2001, Interest expense totaled $591,908, compared to Interest expense of $459,208 in the comparable period of 2000. This interest expense increase was due to larger outstanding balances in Company borrowings in 2001 over 2000.

Loan Acquisition Expense

    For the nine months ended September 30, 2001, loan acquisition expense totaled $1,844,565 compared to $815,359 for the comparable periods of 2000. This expense is due to stock warrants and common stock issued to various stockholders for lending the Company money and personally guaranteeing the notes payable from banks and fluctuates based on the cash needs of the Company.

Other Income, net

    For the nine months ended September 30, 2001, the Company had other income of $199,875 compared to $0 for the comparable period of 2000. This income was the initial license fee payment from DMATEK, LTD of Israel for entering into a worldwide non-exclusive license agreement with the Company allowing DMATEK the rights to use our patents in people tracking applications.

Net (Loss)

    For the nine months ended September 30, 2001, the Company had a Net Loss of $(4,911,207) or $(0.25) per share, compared to a Net Loss of $(2,698,181) or $(0.16) per share, in the comparable period of 2000, for the reasons described above.

(B)
For the Years Ending December 31, 2000 and 1999.

Revenue

    We derive revenue from sale of products, billable services for monitoring, software license fees, equipment and software leasing, and charges for maintenance and repair of equipment. For the year ended December 31, 2000, revenue decreased $2,837 to $175,237, a decrease of 1.6% over the comparable period of 1999 of $178,074. The slight decrease in revenue is a result of a decrease in the number of individuals being monitored and leased in 2000 (1,773) as compared to the same period in 1999 (2,260).

Cost of Sales

    Cost of Sales represents the direct costs associated with the generation of revenue, and includes cost of goods for products which are sold, direct costs of distribution of software and equipment, maintenance expenses on equipment repaired under service agreements, and the direct variable communications expenses associated with the monitoring services provided by the Company. For the year ended December 31, 2000, Cost of Sales was $396,985, or 226.5% of revenues, compared with $331,206, or 186.0% of revenue for the comparable period in 1999. The primary reason for the higher cost of sales as a percentage of revenue in the 2000 period was an increase in depreciation of the Company assets in service.

Gross Profit (Loss)

    For the year ended December 31, 2000, Gross Loss of the Company increased $68,616, to $(221,748), compared to a Gross Loss of $(153,132) for the comparable period of 1999. The reason for this increase was proportionately higher Cost of Sales in the 2000 period, as discussed above.

Research and Development

    Research and Development expenses are the direct costs associated with the Company's development of its proprietary products. Expenses in this category include the cost of outside contracted engineering and design, staffing expenses for the Company's own engineers and software developers, and the actual costs of components, prototypes, and testing equipment and services used in the product development functions. For the year ended December 31, 2000, Research and Development expenses decreased $724,499 to $371,858, compared to $1,096,357 for the comparable period of 1999. The decrease is a result of the Company's lack of availability of funds to continue having outside sources further develop its Series 2000 product. Thus the Company continued its development in-house.

Sales and Marketing

    Sales and Marketing expenses represent the costs of the Company's sales and marketing staff, travel and related expenses associated with sales to the Company's customers and prospects, the costs of advertising in magazines and periodicals, attendance at trade shows, and production of marketing and related collateral material. For the year ended December 31, 2000, Sales and Marketing expenses decreased $219,741 to $184,192, compared to $403,933 for the comparable period of 1999. The decrease is a result of a decrease in the sales and marketing staff, less travel and less advertising as compared to the same year end period of 1999.

General and Administrative

    General and Administrative expenses are all the indirect and overhead expenses associated with the operations of the Company, outside of those expenses described above. These expenses include executive, administrative, and accounting staff payroll, taxes and benefits, rent on property, all travel not included in the sales and marketing expense, fixed telephone expenses, office leases and supplies, and recruiting and training expense. For the year ended December 31, 2000, general and administrative expense decreased $436,914 to $1,861,221, from $2,298,135 for the comparable period of 1999. The primary reason for the decrease was a decrease in the general and administrative staff, less travel and a decrease in communications expense as compared to the same year end period of 1999.

(Loss) from Operations

    For the year ended December 31, 2000, (loss) from operations decreased $1,312,538 to $(2,639,019), compared to $(3,951,557) for the same period in 1999. The reason for this decrease was a reduction in research and development, sales and marketing, and general and administrative expenses in the period, as explained above.

Interest Income

    For the year ended December 31, 2000 the Company had interest income of $739 compared to $40,858 for the comparable period of 1999. The primary reason for the Interest Income during the year 1999 was a write off of a disputed lease, which has been resolved.

Interest Expense

    For the year ended December 31, 2000, Interest expense increased $340,416 to $672,544, compared to Interest expense of $332,128 in the comparable period of 1999. This interest expense increase was due to larger outstanding balances in Company's borrowings for 2000 when compared to 1999.

Loan Acquisition Expense

    For the year ended December 31, 2000, loan acquisition expense increased $2,741,011 to $2,953,511 compared to loan acquisition expense of $212,500 in the comparable period of 1999. The increase was due to stock warrants and common stock issued to various stockholders for lending the Company money and personally guaranteeing the notes payable from banks.

Other, net

    For the year ended December 31, 2000, the Company incurred no expenses, as compared to $(9,600) for year ended December 31, 1999. The $9,600 was losses on the sale of certain computer equipment.

Net Loss

    For the year ended December 31, 2000, the Company had a Net Loss of $(6,264,335) or $(.41) per share, compared to a Net Loss of $(4,464,927) or $(.38) per share, in the comparable period of 1999, for the reasons described above.

Significant Agreements

    The Company entered into an agreement on March 27, 2001 with Telemarket Resources International to provide the Company new Internet based iSecureTrack™ enterprise software. ISecureTrack™ will facilitate satellite tracking and monitoring of people and assets, worldwide, using global positioning system (GPS) and Internet technology.

    The Company entered into an agreement on February 4, 2001 with Electronics Manufacturing Technology for the final design and production of the Company's global positioning system (GPS) Personal Tracking Unit (PTU) and asset tracking unit.

    ISECUREtrac entered into a worldwide non-exclusive license agreement with DMATEK, LTD of Israel. The license agreement of iSECUREtrac's patents gives Dmatek the rights to design, manufacture, sell and distribute products for the purpose of people tracking on a worldwide basis for the life of the patents. In return for the license grant, iST receives an initial license fee and will receive royalty payments from product sales made by Dmatek and its affiliates that utilize the iST patents. Both parties signed, dated and closed this agreement on June 13, 2001.

5.3 Liquidity and Capital Resources

    For the nine months ended September 30, 2001, the Company used $(1,828,329) of cash in operating activities and another $(528,379) in investing activities. It generated $2,504,294 in cash from financing activities. The total of all cash flow activities resulted in an increase in the balance of cash for the nine month period of $147,586. For the same period of 2000, the Company used $(1,654,627) of cash in operating activities and another $(61,707) in investing activities. It generated $1,708,885 in cash from financing activities. The total of all cash flow activities resulted in a decrease in the balance of cash of $(7,449).

    As of November 30, 2001, the Company had the following borrowing facilities in place, all of which are guaranteed by various directors of the Company:

    We have a $750,000 note payable from U.S. Bank N.A. of Omaha, Nebraska. The Company shall repay this loan in 35 monthly payments of $16,557 and one last payment estimated at $369,376 beginning on July 15, 2000. The interest rate is a variable rate based on the U.S. Bank N.A. Reference Rate (the "Index Rate") plus two (2) percent. As of September 30, 2001, the Index Rate was currently six (6.00) percent. This loan is secured by a security interest in the Company's tangible and intangible assets.

    The Company has a $1,000,000 note payable from Wells Fargo Bank. Interest only payments are due monthly beginning May 23, 2001. The note matures on April 23, 2002 and carries an interest rate per annum equal to the prime rate. As of September 30, 2001, the prime rate is six (6.00)%.

    The majority of our remaining notes payable and long-term debt consists of amounts owed to individuals, primarily directors of the Company, which mature within one year and carry interest rates ranging from 8% to 11.5%.

    We are a development stage business and have not yet achieved profitable operations. We lack sufficient operating capital, and intend to fund our ongoing development and operations through a combination of additional equity capital and further borrowings. As of September 30, 2001, we did not have commitments for either debt or share purchases to meet its planned 2001 operating capital requirements.

6. OUR BUSINESS

6.1 General

    (A) We design, develop, produce, sell and support wireless products and services relating to the tracking, monitoring and reporting of individuals and tangible assets. Currently, our business relates to criminal justice applications for house arrest and electronic monitoring.

    (B) The iSecureTrack™ product, which utilizes GPS technology, wireless communications and proprietary computer software, provides real time monitoring, tracking and reporting of adult and juvenile offenders as a criminal justice rehabilitative alternative. Our iSecureTrack™ product is the next generation of software and products based on our patented technology. Through customer staffed operations centers, the system tracks the geographic location of every offender in the system, reports specific activities and identifies violations against customer-established parameters. This information is then delivered to the appropriate authorities using various methods, including telephone calls, paging and internet-based e-mail and web-based reports. We believe use of its system can offer substantial cost savings over the cost of incarceration and improve the efficiency of probation and parole officers. It also offers the backlogged criminal justice systems a more secure solution to the problems of rapidly growing criminal populations, overcrowded correctional facilities and more lenient sentencing alternatives.

    (C) In addition to the criminal justice market, we have targeted additional industries where it believes its products and services offer attractive solutions to current problems. One market that we have targeted is the transportation industry. This market would include (1) automatic vehicle tracking and (2) through the installation of tracking units at strategic locations, monitoring the status of freight cargo (whether loaded or unloaded on the trailer or other container).

6.2 The Electronic Monitoring Market

    (A) According to the U.S. Bureau of Justice Statistics latest report, 6.3 million adults were under some form of correctional supervision at December 31, 1999. The number of prisoners under the jurisdiction of federal or state correctional authorities on that date reached a record high of 1.8 million. Moreover, 4.5 million adults were under parole or probation supervision. The total adult correctional population has increased 45% from 1990 to 1999. The Department of Justice has projected an annual growth equal to this historical rate.

    (B) This growth has resulted in stresses on the correctional system in terms of both management and costs. While this has led to increased use of probation and parole as alternatives to incarceration, caseworkers are unable to monitor probationers and parolees effectively. Electronic monitoring enhances the ability of caseworkers to monitor the activities of probationers and parolees, as well as affording house arrest as an economic alternative to incarceration.

    (C) According to the National Institute of Justice, electronic monitoring offers two distinct advantages over incarceration, 1) it reduces the public's tax burden by allowing the offender to work and, subsequently, to pay for electronic monitoring costs, and 2) it reduces prison and jail overcrowding by providing a viable alternative to incarceration.

    (D) The traditional house arrest application utilizes (1) a fixed location radio frequency device connected to a power source and telephone line (a "house arrest unit") and (2) a tamper-proof transmitter cuff worn by the offender. The individual under house arrest must remain within a specified distance of the house arrest unit. When they leave that proximity, the house arrest unit transmits a notification over the telephone line to a monitoring center. The monitoring center software and operators determine if this is a permitted or authorized departure, using tables of individual schedules provided by the contracting authorities. If they determine it is a violation of the programmed schedule, a violation notice is created and the appropriate authorities are contacted using pre-established protocols. These protocols can include voice calls, paging, faxing, e-mail or some combination. Additionally, reports are created for transmission as required by the customer organization.

    (E) House arrest monitoring equipment first became commercially available in 1984. In 1987, twenty-one (21) states reported using this electronic monitoring as a sentencing alternative. By 1995, all fifty states were using at least limited amounts of house arrest electronic monitoring. Experts estimate that as many as 300,000 individuals now incarcerated could be supervised more cost-effectively and safely using appropriate electronic supervision. [Source: Journal of Offender Monitoring, January 1998 and March 1999 issues] There were an estimated 95,000 individuals under electronic house arrest at the beginning of 1999. These individuals were monitored primarily through third party service providers under contract to the appropriate local, state and federal agencies.

    (F) We believe there is a substantial opportunity to provide a mobile system to monitor offenders in the community environment away from the fixed house arrest location. iST has pioneered the development of a mobile personal tracking system that provides continuous monitoring away from the fixed location, utilizing GPS location information and wireless communications technologies.

    (G) We derive our revenue from the sale of the units, from the ongoing contracts to maintain those units, and from the use of its web-based tracNet24 software system. We charge a daily fee for each unit that is actively monitored by the tracNET24 system, and will generate additional fees for other information services provided to its customers.

6.3 Competition

    Today, there are several companies providing monitoring services on a nation-wide basis, including BI Incorporated ("BI"), SecurityLink-ADT, and General Security Services Corp. In addition, there are many smaller companies that provide monitoring services on a local basis for smaller governmental agencies. BI is believed to be the largest company monitoring offenders in the criminal justice market, with a reported 21,500 active units as of June 30, 2000. There are also other companies that provide house arrest equipment. BI has historically been the largest provider of the equipment in use today. Most companies supplying house arrest monitoring services also provide equipment. Other companies providing house arrest equipment and monitoring services include ElmoTech, Comguard Leasing, Digital Products Corporation, and Tracking Systems Corporation.

    iST believes that only one other company, Pro Tech Monitoring, Inc., has a GPS-based product in the field today. The Company is attempting to interest the other companies in becoming distributors for the iST products.

6.4 Business Strategy

    The key elements of our business strategy are to:

  •
  Be a leader in applying GPS technology to applications for tracking individuals and objects.

We have an accumulated deficit in excess of $24,000,000, which represents the Company's efforts to date to improve its products. Improvements in technology components and communications systems are being constantly evaluated. The Company intends to incorporate appropriate new or improved capabilities into its products on an ongoing basis, and to continue to devote significant resources to the area of product development.
  •
  Target application opportunities within specific market niches and to be a supplier of equipment and software to those end markets.
We intend to target as distributors the criminal justice segment service providers that need additional and replacement house arrest equipment and who have a need for GPS-based systems.

GPS technology, in general, has already gained acceptance in the automatic vehicle location segment of the transportation industry and iST believes that its core product can be readily adapted to that market. The Company has identified the location of untethered trailers as one initial application niche to serve in the transportation industry.

Additionally, the Company will maintain the capability to undertake special projects, funded by specific customers to meet their unique needs. These special projects will be done to advance iST's knowledge in targeted markets and to fund development within specific application areas. To date, the Company has worked on no special projects.

    To date, we have had limited revenue from operations and has accumulated significant losses. Consequently, we have had difficulty in obtaining funding from commercial lenders, thereby requiring the Company to obtain funding from private sources. See "Certain Relationships and Relations Transactions." We may not be able to find adequate sources of funding to implement its strategic goals. Moreover, there is no assurance that it will ever generate significant revenues or profits.

6.5 The Products and Services of the Company

    Our recent introduction of our next generation product, the iSecureTrack™ Series 2100 Personal Tracking Unit, is targeted to replace the previous product offering, the ABS<ComTrak(R) solution. The Series 2100 Personal Tracking Unit provides its customers with real-time monitoring of any individual or thing on either a continuous or periodic basis through the Internet, whether the person or object is moving or is at a fixed location.

    The Series 2100 Personal Tracking Unit offering consists of the following components:

    A tracking unit is worn by or placed near the subject. The tracking unit is secured to the subject via a wireless cuff, which is about the size of many wristwatches. The wireless cuff is waterproof and shockproof; its case and strap are designed to be tamper resistant. The tracking unit utilizes information from the GPS to triangulate the subject's physical position. The tracking unit then transmits this and other information to the tracNET24™ hosting center. In addition, the tracking unit can be used in a docking station (which is similar to a cradle for a cordless telephone) as a house arrest monitor.

    The tracking unit monitors the status of the wireless cuff and itself and reports (see below) the following conditions:

  •
  Status of radio frequency contact between tracking unit and the house arrest monitor, including proximity violations (i.e. failure to remain within specified proximity of the house arrest monitor).

  •
  Tampering with tracking unit or the house arrest monitor

  •
  Status of communications between the house arrest monitor and the operations center

  •
  Status of power connection of the house arrest monitor

  •
  Status of tracking unit battery

  •
  Inclusion zone violations (i.e. subject being out of a designated area inappropriately.)

  •
  Exclusion zone violations (i.e., being in an area or location from which the subject is prohibited).

  •
  Find Me Mapping (i.e. allows customers to locate the specific location of the unit and its offender at any given time.)

    Each customer will access and maintain their offender information and will also monitor the movement of offenders through the Company's host software on the Internet. The customer can build daily schedules and program inclusion and exclusion zones via their Internet connection. Various levels of service are provided by the Company to meet the specific needs of its customers.

6.6 The Technology

    (A) Wireless Services and their Regulation. Wireless communications are transmitted through the space via radio frequency radiation, one of several types of electromagnetic radiation. The radio frequency part of the electromagnetic spectrum is generally defined as electromagnetic radiation with frequencies in the range of 3 kilohertz to 300 gigahertz. One "hertz" equals one cycle per second. A kilohertz ("kHz") is one thousand-hertz, a megahertz ("MHz") is one million-hertz and a gigahertz ("GHz") is one billion-hertz. Microwave radiation is a high-frequency form of radio frequency radiation usually defined as from about 300 MHz to 300 GHz.

    Familiar uses of radio frequency radiation involving telecommunications include AM and FM radios, television, citizens band radio, hand-held walkie-talkies, amateur radio, short-wave radio,

cordless telephones and microwave point-to-point and ground-to-satellite telecommunications links. Non-telecommunications applications include microwave ovens and radar.

    The manufacture, sale and use of devices, which utilize any part of the radio frequency radiation spectrum, are subject to regulation. The Federal Communications Commission (the "FCC") is the principal agency responsible for such regulation within the United States. State and local governments, however, exercise some control respecting the siting of wireless facilities. While many transmitters (such as radio stations) must be individually licensed, certain low-power transmitters need not be. These would include such devices as cordless telephones, baby monitors, garage door openers, wireless home security systems, and keyless automobile entry systems. Before such a device may be marketed, however, it must first be tested to determine if the device meets FCC specifications and then receive authorization from the FCC. The devices that the Company markets fit within this regulatory scheme.

    (B) Global Positioning System. The Global Positioning System consists of at least 24 operational satellites that orbit the earth every 12 hours. Operated by the Department of Defense, this constellation typically permits from five to eight satellites to be visible from any point on earth at any given moment in time. A master control facility located at Schriever Air Force Base in Colorado monitors signals from the satellites and uploads orbital and clock data. A position fix is acquired when a GPS receiver is "seeing" at least three of these satellites. Since the discontinuation of selective availability on May 1, 2000, the positioning system is accurate to within 10 meters, approximately 33 ft, for horizontal position, 15 meters, approximately 50 ft, for vertical position and 110 nanoseconds time accuracy. In a statement from the White House, the president said "The decision to discontinue selective availability ("SA") is the latest measure in an on-going effort to make GPS more responsive to civil and commercial users worldwide. The government will continue to provide all GPS capabilities to worldwide users free of charge." Furthermore, he stated that the government "...realized that worldwide transportation safety, scientific, and commercial interests could best be served by discontinuation of SA. It benefits users around the world in many different applications, including air, road, marine, and rail navigation, telecommunications, emergency response, oil exploration, mining, and many more."

    GPS satellites and their ground support systems are complex electronic systems subject to electronic and mechanical failures and possible sabotage. The satellites have design lives of 7.5 years and are subject to damage by the hostile space environment in which they operate. To repair damaged or malfunctioning satellites is not economically feasible. If a significant number of satellites were to become inoperable, there could be a substantial delay before they are replaced with new satellites. A reduction in the number of operating satellites would impair the current utility of the GPS system and the growth of current and additional market opportunities. In addition, there can be no assurance that the U.S. government will remain committed to the operation and maintenance of GPS satellites over a long period, or that the policies of the U.S. Government for the use of GPS without charge will remain unchanged. However, the Presidential Directive marks the first time in the evolution of GPS that access for consumer, civilian and commercial use has a solid foundation in law. Because of ever-increasing commercial applications of GPS, other U.S. Government agencies may become involved in the administration or the regulation of the use of GPS signals. Any of the foregoing factors could affect the willingness of buyers of the Company's products to select GPS-based systems instead of products based on competing technologies. Any resulting change in market demand for GPS products could have a material adverse effect on the Company's financial results.

6.7 Intellectual Property Rights

    The Company had two patents issued by the U.S. Patent Office in 2000, U.S. Patent #6,072,396 and #6,100,806. iST believes the scope of its patents covers any apparatus and system for tracking and monitoring a remote unit from a central control station. These patents position iST to take advantage of its current product technology in the criminal justice segment and move its technology into other market segments.

    The Company has been granted a nonexclusive software license from SiRF Technology Incorporated ("SiRF"). SiRF has designed GPS chip sets and software solutions that allow iST to embed GPS technology into its products. This license is for an indefinite term; however, it may be terminated if SiRF loses any of its rights as to the software products encompassed therein or by either party upon thirty (30) days written notice in the event of a material breach of the license by the other party.

6.8 Regulation

    The FCC regulates the manufacture, sale and use of radio frequency radiation devices. Similarly, insofar as GPS remains funded and controlled by the U. S. government, devices utilizing GPS must conform to government specifications. The FCC's authorization is pending with respect to the Company's products.

    The use of tracking devices as an aid to, or indeed substitute for, physical surveillance by law enforcement personnel is subject to federal, state and local law. Generally stated, tracking devices may be attached to or installed upon the monitored person or object without court order as long as the person or objects remain in public view. Once the person or object is withdrawn from public view, a court order is required. But, where a tracking device has been placed with contraband (e.g., stolen goods), rather than with a lawfully possessed item, warrant-less monitoring can continue to occur even after the monitored object has been taken onto private premises. As a rule, all persons presently monitored by the Company are subject to a court order requiring such monitoring as a condition to their release.

    The use of tracking devices by private persons is also subject to applicable law. The monitoring of persons without their consent or of objects without their owners' or lawful possessors' consent may be a violation of laws protecting privacy and property rights.

6.9 Research and Development

    During 1999, 2000 and for the first nine months of 2001, the Company expended $1,096,357, $371,858 and $399,214, respectively, toward research and development. The costs of such research and development are borne by the Company and not by any of its customers. We have been a pioneer in the development of GPS tracking as it relates to use in the criminal justice industry. The research and development staff designs and develops products incorporating GPS technology, wireless communications, and data storage and transmission. Our current research and development efforts are focused on completion of the 2100 series product for the criminal justice industry. This platform of technology has been designed to cross over into over market segments including the transportation industry.

6.10 Customers; Orders Backlog

    Because we are a development stage company, we have to date sustained significant losses. The loss of any customer could further worsen the prospects and business of the Company. There is no material backlog of orders for the products we sell.

6.11 Seasonality

    Our business is not seasonal.

6.12 Employees

    As of November 15, 2001, we had 14 full-time employees and 2 contract employees on staff.

6.13 Legal Matters

    We are subject to pending or threatened lawsuits that are ordinary to our business. We are also subject to a variety of federal and state laws and regulations, especially those relating to electronic devices and wireless communications.

    On December 20, 2000, iST, a Nebraska corporation, filed a patent infringement lawsuit against the Defendant, Pro Tech Monitoring, Inc. (Pro Tech), a Delaware corporation located in Palm Harbor, Florida. The case was filed in Omaha, Nebraska in the United States Federal District Court, Case No. 8:00-CV-624. iST contends that Pro Tech, who provides product to the criminal justice industry, is infringing on the iST patents covering the Company's proprietary GPS based tracking system. On January 31, 2001, Pro Tech filed a declaratory judgement action against iST in the United States Federal District Court for the Middle District of Florida, Tampa Division, Case No. 8:01-CV-216-T-17MSS. Pro Tech claims in this action that its product and methods do not infringe upon the iST patents. iST and Pro Tech dispute the proper venue between Nebraska and Florida for purposes of determining infringement of the iST patents. iST will vigorously defend against the complaint filed by Pro Tech and will aggressively protect its Intellectual Property.

    On July 16, 2001 the United States Federal District Court dismissed Case No. 8:00-CV-624 without prejudice. As a result of this dismissal, the Company filed a response and counter claim to Case No. 8:01-CV-216-T-17MSS in the Federal District Court for the Middle District of Florida.

    As of October 31, 2001, there is no material update to the pending litigation.

7. OUR MANAGEMENT

7.1 Our Directors and Executive Officers

    Our Board of Directors includes six members, one of which is an executive officer of iST. Each director serves a one-year term and until his or her successor is elected and qualify. All directors are elected at the annual meeting of iST's stockholders. The following provides biographical information concerning the current members of the iST's Board of Directors.

    Robert E. Badding, age 71, joined the board of directors in October 1997. He is founder and Chief Executive Officer of Badding Construction, a regional commercial and residential construction firm. Mr. Badding has been involved in all levels of the construction management of this multi-state firm.

    Martin J. Halbur, age 49, joined the board of directors in July of 2000. Dr. Halbur has been practicing dentistry in Carroll, Iowa, since 1976. Dr. Halbur performed his undergraduate work at Creighton University in Omaha and graduated from Creighton University Dental School in 1976.

    Roger J. Kanne, age 60, became the Company's Chief Financial Officer and Secretary on May 31, 2000 and served in this capacity until February 1, 2001. He has been a member of the board of directors since October 1997. His business experience stems from his involvement as owner and operator of several business entities including retail and wholesale petroleum jobbers, real estate developments, convenience stores and video stores in an eight state area.

    Michael P. May, age 51, is Chairman of the Board and has been a Board member since January 2001. Mr. May has spent his career in the development and management of technology-driven growth companies, first in software, and most recently in outsourced CRM services. Mr. May served as an executive and Director for SITEL Corporation (NYSE:SWW), a leading provider of outsourced Customer Relationship Management for Fortune 500 and Financial Times 100 corporations around the world, and previously served as a senior executive, and Director of Applied Communications, Inc. (NASDAQ: ACIS), the Company which was the predecessor to Transaction Systems Architects, Inc. (NASDAQ: TSAI), the global leader in providing EFT transaction processing software to financial institutions.

    Ronald W. Muhlbauer, age 59, former Chairman of the Board and has been a member of the Board of Directors since December of 1996. He is a Certified Public Accountant and, for the past 27 years, has been a partner with the accounting firm of Olsen, Muhlbauer & Co., L.L.P., in Carroll, Iowa. Mr. Muhlbauer is a graduate of Creighton University in Omaha, Nebraska, with a BS degree in Business Administration.

    The other senior executive officer is our President and Secretary, who reports directly to the Chairman.

    James E. Stark—President and Secretary. Mr. Stark rejoined the company as Vice President and Chief Financial Officer in February 2001 and was promoted to President in November 2001. Mr. Stark originally joined iST in September 1999 as Corporate Controller and was promoted to President and Chief Financial Officer in January 2000 and served in that capacity until his resignation in June of that year. Prior to rejoining iST, Mr. Stark served as an independent consultant for start-up and high-tech companies in the Midwest region of the United States. Previously, Mr. Stark was the Director of Investor Relations and Strategic Planning for Transcrypt International, Inc., the market leader in voice encryption technology. Mr. Stark served as Director of Finance for America West Airlines, the nation's 9th largest carrier with over $2.0 billion in revenues. Mr. Stark served in a variety of management positions for Greyhound Lines in Dallas, the largest intercity bus company in North America.

7.2 Committees of the Board of Directors

    (A) Audit Committee. The Audit Committee, consisting of Ronald Muhlbauer, performs the following functions:

      (1) Recommends to the Board of Directors—subject to stockholder ratification—the selection of our independent public accountants;

      (2) Reviews the scope and results of the audit with our independent accounts;

      (3) Reviews our annual operating results with management and with our independent public accountants; and

      (4) Considers the adequacy of our internal accounting procedures and the effect of those procedures on the accountants' independence.

    (B) Compensation Committee. The Compensation Committee, consisting of Roger Kanne and Dr. Martin Halbur, performs the following functions:

      (1) Reviews and fixes the compensation arrangements for officers and key employees;

      (2) Grants stock options and makes restricted stock awards to eligible participants under our 2001 Omnibus Equity Incentive Plan; and

      (3) Administers our compensation and incentive plans.

7.3 Compensation Committee Interlocks and Insider Participation

    Deliberations for compensation for 2000 generally involved the Compensation Committee and the full Board of Directors, including Jim Stark, who is our employee.

7.4 Director Compensation

    We pay each director who is not our employee the sum of $1,000 for each meeting of the Board of Directors or of any committee on which the director serves. This fee may be paid in cash or in shares of the iST's Common Stock having an equivalent fair market value. Mr. May, as an employee, is not paid any extra compensation for services as a director.

7.5 Executive Compensation

    (A) Summary Compensation Table. The following table summarizes the compensation paid during 1999 and 2000 to our 4 executive officers:

Annual Compensation
Name and Principal Position							Long-Term Compensation Awards, Options	All Other Compensation
	Year	Salary		Bonus		Other
Michael P. May(1) Chairman and Director	2000 1999		— —		— —	— —	— —	— —
John J. Gaukel(2) Former President, CEO and Director	2000 1999	$ $	109,557 88,237	$	— 2,500	— —	— —	— —
James E. Stark(3) President and Secretary	2000 1999	$ $	36,546 28,334		— —	— —	— —	— —
Benjamin J. Lamb(4) Former President, CEO and Director	2000 1999	$ $	10,867 137,500		— —	— —	— 1,333,333	— —

(1)
Michael P. May joined the Company as Chairman effective January 1, 2001. The Company entered into an employment agreement with Mr. May on January 1, 2001. The agreement continues on an indefinite basis, unless earlier terminated by either party. The agreement provides for a base salary of $200,000 on an annual basis. The agreement calls for the executive and the Board of Directors to agree, on an annual basis, to a bonus plan under which Mr. May can earn certain bonuses up to one hundred percent (100%) of his annual salary. The agreement also grants Mr. May options to purchase in the aggregate 5,000,000 shares of the Company's common stock at an exercise price 85% of the average daily closing price of the Company's common stock for the week prior to when the options were granted. The options are to vest on a monthly over a two year period of time which began January 1, 2001.

(2)
John J. Gaukel replaced James E. Stark as President of the Company on May 31, 2000. Mr. Gaukel also serves as the Chief Technical Officer and a member of the Board of Directors. Effective November 15, 2001, Mr. Gaukel resigned from all positions of iSECUREtrac Corp. Mr. Gaukel will serve as an outside consultant for the Company.

(3)
James E. Stark resigned from all positions with Advanced Business Sciences, Inc. effective May 24, 2000. He served as President, Secretary and Chief Financial Officer from January 11, 2000 until his resignation date. Mr. Stark has since rejoined the Company as of February 1, 2001 where he served as the Company's Vice President, Chief Financial Officer, Secretary, and Treasurer. Mr. Stark was promoted to President on November 16, 2001 and will continue to serve as the Company's Secretary. The Company entered into an employment agreement with Mr. Stark on February 1, 2001. The agreement continues on an indefinite basis, unless earlier terminated by either party. The agreement provides for a base salary of $120,000 on an annual basis. The agreement calls for the executive and the Board of Directors to agree, on an annual basis, to a bonus plan under which Mr. Stark can earn certain bonuses up to fifty percent (50%) of his annual salary. The agreement also grants Mr. Stark options to purchase in the aggregate 1,000,000 shares of the Company's common stock at an exercise price 85% of the average daily closing price of the Company's common stock for the week prior to when the options were granted. The options are to vest on a monthly over a two year period of time which began February 1, 2001.

(4)
Benjamin J. Lamb resigned from all positions with Advanced Business Sciences, Inc. effective January 11, 2000. He served as President, Chief Executive Officer, and Director from February 1, 1999 until his resignation date.

    (B) 2001 Omnibus Equity Incentive Plan. Our 2001 Omnibus Equity Incentive Plan provides for the granting of stock options and other equity incentives for up to 1,000,000 shares of our Common Stock to our officers and key employees. As of November 15, 2001, grants for 160,000 shares of Common Stock have been made, none of which were made to our directors or executive officers, and 840,000 shares of Common Stock remain available for new option grants under this plan.

    (C) Other Stock Option Grants. The following table contains information about unexercised stock options held at October 31, 2001, granted to executive officers. As of such date, there are no shares acquired on exercise of these options.

Option Value as of October 31, 2001

	Number of shares Underlying Unexercised Options at October 31, 2001	Value of Unexercise Options at October 31, 2001
	Exercisable/Unexercisable	Exercisable/Unexercisable
Michael P. May, Chairman (1)	2,239,437 / 2,760,563	$630,522 / $777,248
James E. Stark, President (2)	375,000 / 625,000	$115,541 / $192,569

(1)
See note 1 above.

(2)
See note 3 above.

8.  PRINCIPAL STOCKHOLDERS

    The following table contains information, computed as of November 9, 2001, about stockholders who are beneficial owners of more than 5% of our Common Stock, or who are our directors or executive officers. This information was given to us by the stockholders, and the numbers are based on the definitions of the Securities and Exchange Commission, found in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934. Therefore, the number of shares listed in the table represents "beneficial ownership" only for purposes of the reports required by the Commission.

	Common Stock		Series A Preferred Stock (1)
Name and Address Of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class	Amount and Nature of Beneficial Ownership	Percent of Class
Dennis Anderson (2) 135 Lois Avenue Carroll, Iowa 51401	2,312,710	9.04%	253.29	2.94
Robert Badding (2) 304 Timberline Road Carroll, Iowa 51401	1,418,611	5.54%	257.32	2.99
Martin J. Halbur (2) 124 Pleasant Ridge Rd. Carroll, IA 51401	1,149,696	4.49%	254.14	2.95
Roger Kanne (2) 1311 Amy Avenue Carroll, Iowa 51401	2,792,187	10.49%	318.15	3.70
Benjamin J. Lamb 11205 Washington Street Omaha, Nebraska 68137	1,333,333	5.21%
Macke Partners 2001 Union Street, Suite 320 San Francisco, CA 94123	2,035,871	7.96%	253.29	2.94
Michael May 7622 Fairway Drive Omaha, Nebraska 68152	2,239,437	8.75%
Ronald Muhlbauer (2) 222 Pleasant Ridge Carroll, Iowa 51401	910,626	3.56%
Salzwedel Financial Comm. Inc. 22209 S. W. Bar None Road Tualatin, OR 97062	1,950,000	7.62%
James E. Stark 2540 Rathbone Rd Lincoln, NE 68502	375,000	1.47%
Total Tech LLC (2) Carol, Iowa 51401			6,689.1	77.69
All Directors and Executive Officers as a Group (8 persons)	9,261,189	36.20%	8,025.29	93.21

(1)
Each share of Series A Convertible Preferred Stock is convertible into 1,000 shares of Common Stock, subject to adjustment for stock splits and similar events. See Section 10.3 ("Preferred Stock") of this Prospectus.

(2)
The members of Total Tech LLC are Dennis Anderson, Robert Badding, Mary Collison, Martin Halbur, Roger Kanne, and Ronald Mulhbauer.

9.  SELLING STOCKHOLDERS

    The following table provides certain information with respect to the shares of our Common Stock beneficially owned by each selling stockholder as of November 30, 2001:

			Common Stock to be beneficially owned if all shares offered hereunder are sold (assumes that all shares are sold) (1)
Selling Stockholder	Number of shares owned before offering (1)	Shares offered pursuant to this prospectus (1)	Shares	Percent
Salzwedel Financial Communications (2)	1,950,000	1,950,000	0	5.70%
Macke Partners (3)	2,542,448	2,542,448	0	6.69%
Dennis Anderson (4)	2,566,000	993,024	0	2.90%
Robert Badding (5)	1,675,931	632,320	0	1.85%
Mary Collison (6)	1,020,397	200,000	0	0.58%
Martin Halbur (7)	1,410,472	611,790	0	1.79%
Roger Kanne (8)	3,363,627	2,040,641	0	5.97%
James and Patricia Pietig as trustees of the James L. Pietig 1992 Revocable Trust U/TA 3-13-92 (9)	912,558	912,558	0	1.70%
Total Tech, LLC (10)	6,689,100	6,689,100	0	19.56%

(1)
Includes shares of Common Stock issuable upon conversion of the registrant's Series A Convertible Preferred Stock (the "Preferred Stock"), but excludes shares of Common Stock issuable upon conversion of stock dividends, if any, paid to holders of Preferred Stock on a pro rata basis (the "PIK Dividends").

(2)
These shares were issued to stockholder in consideration of consulting services to the registrant. See Section 8 of this Prospectus ("Principal Stockholders").

(3)
Includes 2,035,871 shares of Common Stock and 253,290 shares of Common Stock issuable upon conversion of Preferred Stock held by stockholder (excluding PIK Dividends).

(4)
Includes 739,734 shares of Common Stock and 253,290 shares of Common Stock issuable upon conversion of Preferred Stock held by stockholder (excluding PIK Dividends). Mr. Anderson was a member of our board of directors from October 1997 to October 2001.

(5)
Includes 375,000 shares of Common Stock and 257,320 shares of Common Stock issuable upon conversion of Preferred Stock held by stockholder (excluding PIK Dividends). Mr. Badding is a member of our board of directors. See Section 7.1 of this Prospectus ("Our Directors and Executive Officers").

(6)
Ms. Collison was a member of our board of directors from July 2000 to November 2001.

(7)
Includes 350,000 shares of Common Stock and 261,790 shares of Common Stock issuable upon conversion of Preferred Stock held by stockholder (excluding PIK Dividends). Dr. Halbur is a member of our board of directors. See Section 7.1 of this Prospectus ("Our Directors and Executive Officers").

(8)
Includes 1,469,201 shares of Common Stock and 571,440 shares of Common Stock issuable upon conversion of Preferred Stock held by stockholder (excluding PIK Dividends). Mr. Kanne is a member of our board of directors. See Section 7.1 of this Prospectus ("Our Directors and Executive Officers").

(9)
Includes 331,280 shares of Common Stock issuable upon conversion of Preferred Stock held by stockholder (excluding PIK Dividends). The late James Pietig was a member of our board of directors from October 1997 to November 2000.

(10)
Includes 6,689,100 shares of Common Stock issuable upon conversion of Preferred Stock held by stockholder (excluding PIK Dividends). The members of Total Tech, LLC include Dennis Anderson, Robert Badding, Mary Collison, Martin Halbur, Roger Kanne, Ronald Muhlbauer, and James and Patricia Pietig as trustees of the James L. Pietig 1992 Revocable Trust U/TA 3-13-92. See Section 7.1 ("Our Directors and Executive Officers") and Section 8 ("Principal Stockholders") of this Prospectus.

10. DESCRIPTION OF OUR CAPITAL STOCK

10.1 General

    The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $0.001 per share (the "Common Stock"), and 1,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"). As of November 9, 2001, there were outstanding 25,584,714 shares of Common Stock held by 398 stockholders and 8,609.86 shares of Preferred Stock held by eight (8) stockholders.

10.2 Common Stock

    Holders of Common Stock are entitled to one vote per share in all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy". In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of the Company's liabilities and the liquidation preference, if any, of any outstanding Preferred Stock. All of the outstanding shares of Common Stock are fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

10.3 Preferred Stock

    (A) Generally. The Board of Directors has the authority, without any further vote or action by the stockholders, to provide for the issuance of up to 1,000,000 shares of Preferred Stock from time to time in one or more series with such designations, rights, preferences and limitations as the Board of Directors may determine, including the consideration received therefore. The Board also has the authority to determine the number of shares comprising each series, dividend rates, redemption provisions, liquidation preferences, sinking fund provisions, conversion rights and voting rights without approval by the holders of Common Stock. Although it is not possible to state the effect that any issuance of Preferred Stock might have on the rights of holders of Common Stock, the issuance of Preferred Stock may have one or more of the following effects (i) to restrict Common Stock dividends if Preferred Stock dividends have not been paid, (ii) to dilute the voting power and equity interest of holders of Common Stock to the extent that any Preferred Stock series has voting rights or is convertible into Common Stock or (iii) to prevent current holders of Common Stock from participating in the Company's assets upon liquidation until any liquidation preferences granted to holders of Preferred Stock are satisfied. In addition, the issuance of Preferred Stock may, under certain circumstances, have the effect of discouraging a change in control of the Company by, for example, granting voting rights to holders of Preferred Stock that require approval by the separate vote of the holders of Preferred Stock for any amendment to the Certificate of Incorporation or any reorganization, consolidation, merger or other similar transaction involving the Company. As a result, the issuance of such Preferred Stock may discourage bids for the Company's Common Stock at a premium over the market price therefore, and could have a materially adverse effect on the market value of the Common Stock.

    (B) Series A Convertible Preferred Stock. The Board of Directors of the Company has designated 10,000 shares of the Company's Preferred Stock as "Series A Convertible Preferred Stock" (the "Series A Stock"). Each share of Series A Stock is convertible into 1,000 shares of Common Stock, subject to adjustment for stock splits and similar events. The Series A Stock has a liquidation preference of $1,000 per share (the "Stated Value") and a dividend preference equal to 9.5% per annum of the Stated Value. Dividends are payable at the option of the Board of Directors, in cash or in additional shares of Series A Stock (valued at $1,000 per share). Holders of Series A Stock have no voting rights except with respect to any action which(1) alters or changes the rights, preferences or privileges of the Series A Stock materially and adversely, (2) increases the authorized number of shares of Series A Stock, (3) creates any new class of shares having preference over or being on a parity with the Series A Stock or (4) involves sales by the Company of a substantial portion of its assets, any merger of the Company with another entity, or any amendment of the Company's certificate of incorporation. The Company may redeem all, or any part, of the Series A Stock at any time or from time to time. The base redemption price is calculated as follows:

Redemption Date	Base Redemption Price
If prior to September 30, 2002	103% of Stated Value
If on or after September 30, 2002, but before September 30, 2003	102% of Stated Value
If on or after September 30, 2003, but before September 30, 2004	101% of Stated Value
After September 30, 2004	100% of Stated Value

Holders of Series A Stock have been granted certain registration rights. The Series A Stock is subject to mandatory conversion after September 30, 2004, at the election of the Board of Directors.

10.4 No Preemptive Rights

    Except holders of Series A Stock, no holder of any capital stock of the Company has any preemptive right to subscribe for or purchase securities of any class or kind of the Company, nor any redemption or conversion rights.

10.5 Delaware Business Combination Statute

    The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"). In general, this law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. An "interested stockholder" is, generally defined as a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock. This provision of Delaware law may have the effect of delaying, deferring or preventing a change of control of the Company without further action by the stockholders.

10.6 Limitation of Liability and Indemnification

    The Certificate of Incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as a breach of a director's duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. These provisions do not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws. The Certificate of Incorporation and Bylaws also contain provisions indemnifying the directors and officers of the Company to the fullest extent permitted by the DGCL. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

10.7 Transfer Agent and Registrar

    The Transfer Agent and Registrar of the Company's Common Stock is Atlas Stock Transfer Company of Salt Lake City, Utah.

11. MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

    Until July 2, 1999, the Common Shares of the Company were traded on the OTC Bulletin Board under the trading symbol ABSH (or ABSHE). The following table sets forth the high and low bid information for each quarter since January, 1999.

    From July 2, 1999 through the end of December 31, 1999, the Common Shares were quoted on the so-called "pink sheets" maintained by the National Quotation Bureau. On February 29, 2000, the Company's common stock was relisted on the OTC Bulletin Board under the trading symbol ABSH. Effective June 27, 2001 the Company changed its trading symbol to ISRE.

Year	Quarter	High	Low
1999	1st	$2.1250	$0.7500
	2nd	$1.1875	$0.5313
	3rd	$1.0000	$0.1250
	4th	$0.6250	$0.1250
2000	1st	$1.7000	$0.2501
	2nd	$0.5625	$0.1875
	3rd	$0.5312	$0.2812
	4th	$0.5312	$0.2500
2001	1st	$0.4375	$0.1875
	2nd	$1.0000	$0.2000
	3rd	$1.2000	$0.6500

    The source of the foregoing information is Bloomberg, LP Quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

    As of November 9, 2001, there were outstanding 25,584,714 shares of Common Stock held of record by 398 stockholders and 8,609.1 Series A Shares held by eight (8) stockholders. See Section 4 ("Capitalization and Pro Forma Financial Information"). iST has not declared any dividends on shares of Common Stock.

12. SHARES ELIGIBLE FOR FUTURE SALE

12.1 In General.

    Upon exercise of the Series A Stock, we will have a total of 34,193,814 shares of Common Stock outstanding. Of these shares of Common Stock, 23,970,091 shares will be freely tradable without restriction or further registration under the Securities Act, except that shares held by "affiliates," as that term is defined in Rule 144 of the Securities Act, may generally be sold only in compliance with the limitations of Rule 144 described below.

12.2 Sales of Restricted Shares

    In general, under Rule 144, with respect to the remaining 10,223,723 shares, subject to certain conditions with respect to the manner of sale, the availability of current public information concerning the Company and other matters, each of the existing stockholders who has beneficially owned shares of Common Stock for at least one year will be entitled to sell within any three month period that number of such shares which does not exceed the greater of one percent of the total number of then outstanding shares of Common Stock or the average weekly trading volume of shares of Common Stock during the four calendar weeks preceding the date on which notice of the proposed sale is sent to the Commission. Moreover, each of the existing stockholders who is not deemed to be an affiliate of the Company at the time of the proposed sale and who has beneficially owned his or her shares of Common Stock for at least two years will be entitled to sell such shares under Rule 144 without regard to such volume limitations.

13. PLAN OF DISTRIBUTION

    The selling stockholders are offering shares of Common Stock. iST will not receive any of the proceeds from the sales of the securities by the selling stockholders. The securities may be offered from time to time by the selling stockholders through ordinary brokerage transactions in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

    The selling stockholders may be deemed to be "underwriters" as defined in the Securities Act. If the selling stockholders use any broker-dealers, any commissions paid to broker-dealers and, if broker-dealers purchase any securities as principals, any profits received by such broker-dealers on the resales of the securities may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the selling stockholders may be deemed to be underwriting commissions. All costs, expenses and fees in connection with the registration of the shares offered by the selling stockholders will be borne by iST. Brokerage commissions, if any, attributable to the sale of the shares will be borne by the selling stockholders.

    The securities offered by this Prospectus may be sold from time to time by the selling stockholders or by transferees, commencing on the date of this Prospectus. No underwriting arrangements have been entered into by iST or, to iST's knowledge, the selling stockholders. The distribution of the securities by the selling stockholders may be effected in one or more transactions, privately-negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders in connection with sales of the shares.

14. EXPERTS

    Our financial statements and the related schedules as of September 30, 2001, and for the year ending December 31, 2000 included in this Prospectus and elsewhere in the registration statement, have been included in reliance on the report of McGladrey & Pullen, LLP, our independent certified public accountants, appearing on page F-1, and on the authority of that firm as experts in accounting and auditing. Our financial statements and related schedules for the year ending December 31, 1999 included in this Prospectus and elsewhere in the registration statement have been included in reliance on the report of Schvaneveldt & Company of Salt Lake City, Utah. Owing to the untimely death of Darrell T. Schvaneveldt on or about September 8, 2000, Schvaneveldt and Company of Salt Lake City, Utah, discontinued its practice.

15. ADDITIONAL INFORMATION

    The Company has filed with the Commission a Registration Statement on Form SB-2 under the Securities Act of 1933 with respect to the Offering. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Company is currently subject to the reporting requirements of the Securities Exchange Act. The reports and other information filed by the Company may be inspected and copied at the public reference facilities of the Commission in Washington, D.C. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C., 20549, at prescribed rates. Descriptions contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete and each such description is qualified by reference to such contract or document. The Registration Statement, including its exhibits and schedules, as well as other reports and information filed with the Commission, are also available on the Commission's website at www.sec.gov.

iSECUREtrac Corp.
(formerly Advanced Business Sciences, Inc.)
(A Development Stage Company)
Consolidated Financial Report

F–1

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Advanced Business Sciences, Inc.
Omaha, NE

We have audited the accompanying consolidated balance sheet of Advanced Business Sciences, Inc. and subsidiary, as of December 31, 2000, and the related statements of operations, stockholders' equity (deficit) and cash flows for the year ended December 31, 2000 and the period from January 5, 1992 (date of inception) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advanced Business Sciences, Inc. and subsidiary, as of December 31, 2000, and the results of their operations and their cash flows for the year ended December 31, 2000 and the period from January 5, 1992 (date of inception) to December 31, 2000, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 8 to the financial statements, the Company has suffered recurring losses and its total liabilities exceeds its total assets. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 8. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ McGladrey & Pullen, LLP
Des Moines, Iowa
January 26, 2001

F–2

Schvaneveldt & Company
Certified Public Accountant
275 East South Temple, Suite #300
Salt Lake City, Utah 84111
(801) 521-2392

Darrell T. Schvaneveldt, C.P.A.

Independent Auditor's Report

Board of Directors
Advanced Business Sciences, Inc.

I have audited the accompanying balance sheets of Advanced Business Sciences, Inc., as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1999, 1998 and 1997. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statements presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of Advanced Business Sciences, Inc., as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years ended December 31, 1999, 1998 and 1997, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note #15 to the financial statements, the Company has an accumulated deficit at December 31, 1999. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note #15. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ Schvaneveldt & Company
Salt Lake City, Utah
March 19, 2000

F–3

iSECUREtrac CORP AND SUBSIDIARY
(formerly Advanced Business Sciences, Inc.)
(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS
September 30, 2001 and December 31, 2000

ASSETS (Note 5)	(Unaudited) September 30, 2001	December 31, 2000
CURRENT ASSETS
Cash	$202,613	$55,027
Receivables:
Trade accounts, less allowance for doubtful accounts of 2001: $0; 2000: $2,100	186	22,159
Employees	1,000	—
Inventories	—	192,333
Prepaid expenses	177,865	5,725

Total current assets	381,664	275,244
LEASEHOLD IMPROVEMENTS AND EQUIPMENT (Note 3)	90,654	306,092
PRODUCT DEVELOPMENT COSTS	787,466	381,770
OTHER ASSETS	13,424	27,280

	$1,273,208	$990,386

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Notes payable (Note 5)	$8,155,725	$6,206,506
Current maturities of long-term debt (Note 5)	413,763	632,685
Accounts payable and accrued expenses	399,363	449,441
Deferred revenue	76,563	—
Accrued interest payable	279,857	254,115

Total current liabilities	9,325,271	7,542,747

LONG-TERM DEBT, less current maturities (Note 5)	456,052	752,362

Commitments and contingency
STOCKHOLDERS' EQUITY (DEFICIT) (Notes 2, 4, and 7)
Preferred stock, 1,000,000 shares authorized at $.01 par value; none issued and outstanding	—	—
Common stock, 50,000,000 shares authorized at $.001 par value; 23,789,802 issued and outstanding	23,790	18,747
Additional paid-in capital	16,235,680	12,532,907
Deficit accumulated during the development stage	(24,767,585)	(19,856,377)

Total stockholders' (deficit)	(8,508,115)	(7,304,723)

Total liabilities and stockholders' (deficit)	$1,273,208	$990,386

See Notes to Consolidated Financial Statements

F–4

iSECUREtrac Corp and SUBSIDIARY
(formerly Advanced Business Sciences, Inc.)
(A Development Stage Company)

CONSOLIDATED STATEMENT OF OPERATIONS
Years Ended December 31, 2000 and 1999 and the Nine Month Periods ending September 30, 2001 and 2000 and Period from January 5, 1992 (Date of Inception) to September 30, 2001

	Year End 1999	Year End 2000	(unaudited) Nine Months Ended September 30 2000	(unaudited) Nine Months Ended September 30 2001	(unaudited) January 5, 1992 to September 30, 2001
Revenues	178,074	175,237	147,630	49,352	$527,156
Cost of sales	331,206	396,985	123,808	109,174	984,896

Gross (loss)	(153,132)	(221,748)	23,822	(59,822)	(457,740)
Expenses:
Research and development	1,096,357	371,858	222,587	399,214	3,251,714
Sales and marketing	403,933	184,192	115,317	64,101	1,630,634
General and administrative	2,298,135	1,861,221	1,109,626	2,151,498	12,899,254

	3,798,425	2,417,271	1,447,530	2,614,813	17,781,602

Operating (loss)	(3,951,557)	(2,639,019)	(1,423,708)	(2,674,635)	(18,239,342)
Other income (expense):
Interest income	40,858	739	94	26	56,366
Interest expense	(332,128)	(672,544)	(459,208)	(591,908)	(2,065,101)
Loan acquisition expense	(212,500)	(2,953,511)	(815,359)	(1,844,565)	(5,260,576)
Other, net	(9,600)	—	—	199,875	171,167

	(513,370)	(3,625,316)	(1,274,473)	(2,236,572)	(7,098,144)

(Loss) before extraordinary item and provision for income taxes	(4,464,927)	(6,264,335)	(2,698,181)	(4,911,207)	(25,337,486)
Extraordinary item, gain from extinguishment of debt, net of income taxes (Note 10)	—	—	—	—	569,901

(Loss) before provision for income taxes	(4,464,927)	(6,264,335)	(2,698,181)	(4,911,207)	(24,767,585)
Provision for income taxes (Note 6)	—	—	—	—	—

Net (loss)	$(4,464,927)	$(6,264,335)	$(2,698,181)	$(4,911,207)	$(24,767,585)

Basic and diluted (loss) per share:
Before extraordinary item	$(0.38)	$(0.41)	$(0.16)	$(0.25)	$(3.25)
After extraordinary item	(0.38)	(0.41)	(0.16)	(0.25)	(3.18)

Weighted average shares outstanding	11,609,390	15,253,736	16,352,615	19,980,898	7,798,255

See Notes to Consolidated Financial Statements

F–5

iSECUREtrac Corp AND SUBSIDIARY
(formerly Advanced Business Sciences, Inc.)
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
Period From January 5, 1992 (Date of Inception) to September 30, 2001

						Deficit Accumulated During the Development Stage
	Preferred Stock		Common Stock
					Additional Paid-In Capital
	Shares	Amount	Shares	Amount			Total
Balance, January 5, 1992	—	$—	—	$—	$—	$—	$—
Issuance of stock for cash at $.0012 per share	—	—	3,300,000	3,300	700	—	4,000
Net (loss)	—	—	—	—	—	(5,870)	(5,870)

Balance, December 31, 1992	—	—	3,300,000	3,300	700	(5,870)	(1,870)
Net (loss)	—	—	—	—	—	(7,734)	(7,734)

Balance, December 31, 1993	—	—	3,300,000	3,300	700	(13,604)	(9,604)
Net income	—	—	—	—	—	17,924	17,924

Balance, December 31, 1994	—	—	3,300,000	3,300	700	4,320	8,320
Issuance of stock for services and the assignment, rights, title and interest in an invention disclosed in the Company's patent application on January 1, 1995, at $.0012 per share	—	—	583,688	584	123	—	707
Capital contributed by a shareholder	—	—	—	—	3,200	—	3,200
Issuance of stock through a private placement memorandum at $3.64 per share, net of offering costs	—	—	294,360	294	1,015,914	—	1,016,208
Net (loss)	—	—	—	—	—	(659,788)	(659,788)

Balance, December 31, 1995	—	—	4,178,048	4,178	1,019,937	(655,468)	368,647
Issuance of stock through a private placement memorandum at $3.64 per share, net of offering costs	—	—	118,140	118	373,051	—	373,169
Cancellation of stock at $.001 per share	—	—	(577,500)	(577)	577	—	—
Issuance of stock at $.01 per share in connection with notes payable	—	—	412,500	412	(412)	—	—

Subtotal carryforward	—	—	4,131,188	4,131	1,393,153	(655,468)	741,816
(Continued)

F–6

Subtotal carryforward	—	$—	4,131,188	$4,131	$1,393,153	$(655,468)	$741,816
Issuance of stock related to the conversion of 10% convertible subordinate debenture at $6.06 per share	—	—	41,250	41	249,959	—	250,000
Net (loss)	—	—	—	—	—	(2,845,977)	(2,845,977)

Balance, December 31, 1996	—	—	4,172,438	4,172	1,643,112	(3,501,445)	(1,854,161)
Issuance of stock in connection with notes payable and accrued interest	—	—	976,882	977	1,711,925	—	1,712,902
Cost of private placement			—	—	(20,400)	—	(20,400)
Issuance of stock for services at $.01 per share	—	—	82,500	82	(72)	—	10
Issuance of stock related to conversion of subordinated debentures, notes and accrued interest	—	—	1,366,117	1,367	1,971,242	—	1,972,609
Payment of stock bonuses	—	—	2,063	2	5,107	—	5,109
Shares issued to shareholders of Sage Analytical International, Inc., prior to "reverse acquisition takeover" (Note 2)	—	—	437,099	437	(437)	—	—
Issuance of shares as finder fees for "reverse acquisition takeover" Sage Analytical International, Inc. (Note 2)	—	—	450,000	450	—	—	450
Net (loss)	—	—	—	—	—	(1,825,259)	(1,825,259)

Balance, December 31, 1997	—	—	7,487,099	7,487	5,310,477	(5,326,704)	(8,740)
(Continued)

F–7

Subtotal carryforward	—	$—	7,487,099	$7,487	$5,310,477	$(5,326,704)	$(8,740)
Shares issued for Comguard Leasing and Financial, Inc., acquisition (Note 4)	—	—	2,191,145	2,191	—	—	2,191
Consultation fees Comguard acquisition at $0.44 per share (Note 4)	—	—	242,500	243	106,457	—	106,700
Shares issued for employee bonuses at $0.30 per share	—	—	457,750	458	136,867	—	137,325
Private placement memorandum proceeds at $2.00 per share	—	—	1,250,000	1,250	2,498,750	—	2,500,000
Shares issued for line of credit guarantor fees at $0.25 per share	—	—	1,000,000	1,000	249,000	—	250,000
Shares sold pursuant to warrant exercise at $1.00 per share	—	—	5,000	5	4,995	—	5,000
Net (loss)	—	—	—	—	—	(3,800,412)	(3,800,412)

Balance, December 31, 1998	—	—	12,633,494	12,634	8,306,546	(9,127,116)	(807,936)
Shares issued for employee bonuses at $0.30 per share	—	—	152,000	152	45,448	—	45,600
Shares issued for line of credit guarantor fees at $0.17 per share	—	—	500,000	500	84,500	—	85,000
Shares returned from rescission of Comguard acquisitions (Note 4)	—	—	(2,191,145)	(2,191)	—	—	(2,191)
Shares issued for services	—	—	1,443,275	1,443	212,215	—	213,658
Shares issued for loan guarantees at $.015 per share	—	—	850,000	850	126,650	—	127,500
Paid in capital for cost of options issued (Note 7)	—	—	—	—	30,640	—	30,640
Shares issued for cash at $0.60 per share	—	—	121,334	122	72,678	—	72,800
Shares issued for cash at $100 per share	1,000	10	—	—	99,990	—	100,000
Net (loss)	—	—	—	—	—	(4,464,926)	(4,464,926)

Balance, December 31, 1999	1,000	10	13,508,958	13,510	8,978,667	(13,592,042)	(4,599,855)
(Continued)

F–8

Subtotal carryforward	1,000	$10	13,508,958	$13,510	$8,978,667	$(13,592,042)	$(4,599,855)
Exchange preferred stock for debt	(1,000)	(10)	—	—	(99,990)	—	(100,000)
Shares issued for services	—	—	3,033,318	3,033	474,745	—	477,778
Shares issued in connection with stockholder loans	—	—	200,000	200	102,920	—	103,120
Shares issued for loan guarantees	—	—	1,380,024	1,380	606,420	—	607,800
Shares issued for cash at $0.60 per share	—	—	116,668	117	69,884	—	70,001
Shares issued for directors fees	—	—	180,101	180	47,092	—	47,272
Shares issued for debt restructure at $0.30 per share	—	—	281,077	281	84,576	—	84,857
Shares issued upon exercise of warrants at $0.43 per share	—	—	46,500	46	19,949	—	19,995
Warrants issued in connection with stockholder loans and loan guarantees (Note 7)	—	—	—	—	2,242,591	—	2,242,591
Paid-in capital for cost of options issued (Note 7)	—	—	—	—	6,053	—	6,053
Net (loss)	—	—	—	—	—	(6,264,335)	(6,264,335)

Balance, December 31, 2000	—	$—	18,746,646	$18,747	$12,532,907	$(19,856,377)	$(7,304,723)
2001 Unaudited
Shares issued upon exercise of warrants at $0.43 per share	—	—	12,500	12	5,363	—	5,375
Shares issued for directors fees	—	—	221,391	221	85,825	—	86,046
Shares issued in lieu of payment on notes payable and long-term debt	—	—	471,191	471	93,767	—	94,238
Shares issued for services	—	—	356,106	356	347,476	—	347,832
Shares issued upon exercise of warrants in lieu of payment on notes payable and long-term debt	—	—	3,981,968	3,983	1,113,082	—	1,117,065
Paid-in capital for cost of options issued	—	—	—	—	205,216	—	205,216
Warrants issued in connection with stockholder loans and loan guarantees	—	—	—	—	1,852,044	—	1,852,044
Net (loss)	—	—	—	—	—	(4,911,208)	(4,911,208)

Balance, September 30, 2001	—	$—	23,789,802	$23,790	$16,235,680	$(24,767,585)	$(8,508,115)

See Notes to Consolidated Financial Statements.

F–9

iSECUREtrac Corp. AND SUBSIDIARY
(formerly Advanced Business Sciences, Inc.)
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2000 and 1999 and the nine month Periods ending September 30, 2001 and 2000 the Period From
January 5, 1992 (Date of Inception) to September 30, 2001

	1999	2000	(Condensed unaudited) Nine Months Ended September 30 2000	(Condensed unaudited) Nine Months Ended September 30 2001	(Condensed unaudited) January 5, 1992 (Date of Inception) to September 30, 2001
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)	$(4,464,926)	$(6,264,335)
Adjustments to reconcile net (loss) to net cash (used in) operating activities:
Loss on asset abandonment	—	—
Loss on inventory obsolence	29,959	286,285
Depreciation and amortization	352,835	434,870
Loss on sale of leasehold improvements and equipment	9,610	11,542
Expenses paid by issuance of stock, warrants and options in lieu of cash	500,207	3,557,571
Gain from forgiveness of debt	—	—
Provision for bad debts	2,100	3,368
Changes in operating assets and liabilities:
(Increase) decrease in trade accounts receivable	(18,787)	7,255
Decrease in employee receivables	4,531	21,778
(Increase) in inventories	(259,848)	(97,574)
(Increase) decrease in prepaid expenses	16,212	(5,725)
Increase (decrease) in accounts payable and accrued expenses	30,766	(239,381)
Increase in accrued interest payable	73,701	160,619

Net cash (used in) operating activities	(3,723,640)	(2,123,727)	$(1,654,627)	$(1,828,329)	$(16,093,640)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of leasehold improvements and equipment	(87,530)	(27,890)
Proceeds from sale of leasehold improvements and equipment	2,100	—
Purchase of intellectual property	—	—
(Increase) decrease in due from Comguard, net	(19,642)	77,086
Product development costs	(229,683)	(152,087)
Acquisition/disposal of other assets	600	(1,302)

Net cash (used in) investing activities	(334,155)	(104,193)	(61,707)	(528,379)	(2,348,979)

(Continued)
CASH FLOWS FROM FINANCING ACTIVITIES
Notes payable, net	$2,629,442	$2,192,296
Proceeds from long-term debt	493,996	95,000
Payments on long-term debt	(19,766)	(83,836)
Proceeds from issuance of common stock	72,800	89,996
(Decrease) in checks outstanding in excess of bank balance	(187,878)	(18,352)
Decrease in notes receivable stockholders	599,452	—
Proceeds from issuance of preferred stock	100,000	—

Net cash provided by financing activities	3,688,046	2,275,104	1,708,885	2,504,294	18,645,232

Increase (decrease) in cash	(369,749)	47,184	(7,449)	147,586	202,613
CASH
Beginning	377,592	7,843	7,843	55,027	—

Ending	$7,843	$55,027	$394	$202,613	$202,613

SUPPLEMENTAL DISCLOSURE OF CASH PAYMENTS FOR
Interest	$332,128	$954,322	$337,548	$405,003	$1,172,238
Income taxes	—	—	—	—	—
SUPPLEMENT DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Exchange of preferred stock for notes payable	$—	$100,000			$100,000
Conversion of note payable to long-term debt	—	750,000			750,000
Issuance of common stock in lieu of payment on long-term debt	—	—	—	1,226,095	5,162,416
Other assets purchased on account			141,188		141,188

See Notes to Consolidated Financial Statements.

F–10

iSECURETrac Corp
(formerly Advanced Business Sciences, Inc.)
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information as of and for the Nine Months Ended September 30, 2001 and 2000 is unaudited)

Note 1. Nature of Business and Significant Accounting Policies

    Nature of business:  Advanced Business Sciences, Inc., (the Company) was incorporated under the laws of the state of Colorado on June 13, 1983, under the name "Sage Institute International, Inc." A Delaware Corporation, using the name Sage Analytics International, Inc., was incorporated on July 17, 1986 and on September 2, 1986 the Company was reincorporated as a Delaware Corporation by merging the Colorado Corporation into the Delaware Corporation.

    On December 17, 1997, the stockholders of Advanced Business Sciences, Inc., a Nebraska Corporation, concluded a stock exchange with the Company. Following the exchange of shares the Nebraska Corporation became the wholly owned subsidiary of the Company and control of the Company was transferred to the stockholders of the Nebraska Corporation, which was the accounting acquirer.

    The Company designs, develops, produces, sells, leases and supports wireless products and services relating to the tracking, monitoring, and reporting of individuals and things. Currently the Company's business relates to criminal justice applications for house arrest and electronic monitoring.

    The Company is considered to be a development stage company.

Significant accounting policies:

    Revenue recognition:  Revenues and directly related expenses are recognized ratably over the life of the agreement commencing when products are delivered to the customer.

    Earnings per share:  Basic Earnings Per Shares are computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted Earnings Per Share shall be computed by including contingently issuable shares with the weighted average shares outstanding during the period. When inclusion of the contingently issuable shares would have an antidilutive effect upon earnings per share no diluted earnings per share shall be presented.

    Inventories:  Inventories consist primarily of component parts and are stated at the lower of cost, (first-in first-out method) or market.

    Leasehold improvements and equipment:  Leasehold improvements and equipment are recorded at cost. Equipment is depreciated on the straight-line method over the estimated useful lives of the related assets. The cost of leasehold improvements is amortized over the lesser of the estimated lives of the assets or the lease term.

    Accounting estimates and assumptions:  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

F–11

    Principles of consolidation:  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary ABS Nebraska, Inc. The subsidiary is inactive. All material intercompany balances and transactions have been eliminated in consolidation.

    Income taxes:  Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

    Advertising costs:  Advertising costs are expensed as incurred.

    Stock options and warrants:  Compensation expense for stock issued to an employee through a stock options plan is accounted for using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. Under this method, compensation is measured as the difference between the fair value of the stock at the date of award the amount required to be paid for the stock. The cost is charged to expense over the periods of service.

    The fair value of stock options and warrants issued to nonemployees is being accounted by FASB Statement No. 123, Accounting for Stock Based Compensation. Related compensation expense is charged to income.

    Warrants and common stock issued in consideration for notes payable and debt guarantee fees is expensed in the period incurred due to the short term nature of the related notes.

    Product development:  The Company capitalized software and hardware development costs in accordance with the Statement of Financial Accounting Standard No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. The capitalization of these costs begins when a product's technological feasibility has been established and ends when the product is available for general release to customers. The Company will amortize these costs on a straight-line basis over an estimated economic useful life of three years or on the ratio of current revenue to total projected product revenues, whichever was shorter once the product is available to customers. It is reasonably possible that those estimates of projected product revenues, the remaining estimated economic life of the product or both would be reduced significantly in the near term due to competitive pressures or technological changes. As a result, the carrying amount of the capitalized software and hardware costs may be reduced materially in the near term.

    Patents:  Patents are included in other assets at cost less accumulated amortization. Amortization is by the straight-line method over ten years.

    Segments of business:  The Company currently only has one segment line of business.

F–12

New accounting pronouncements:

    Statement of Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, is effective for fiscal years beginning after June 15, 2000. It is anticipated this statement will have no effect upon the Company's financial statements.

    Statement of Financial Accounting Standard No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, is effective for transactions occurring after March 31, 2001. It is anticipated this statement will have no effect upon the Company's financial statements.

Interim Financial Information (unaudited):

    The financial statements and notes related thereto as of September 30, 2001 and for the nine month periods ended September 30, 2001 and 2000, are unaudited, but in the opinion of management include all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the financial position and results of operations. The operating results for the interim periods are not indicative of the operating results to be expected for a full year or for other interim periods. Not all disclosures required by accounting principles generally accepted in the United States of America necessary for a complete presentation have been included.

Note 2. Reverse Takeover and Recapitalization

    Pursuant to a Plan and Agreement of Reorganization dated November 3, 1997, Advanced Business Sciences, Inc., a Nebraska Corporation, (the legal acquiree) and Sage Analytics International, Inc., a Delaware Corporation, (the legal acquirer) exchanged common stock to give the stockholders of the legal acquiree control of the legal acquirer.

    Stockholders of the legal acquiree surrendered 100% of the outstanding shares of common stock (80,000 shares) in exchange for 6,600,000 shares of the legal acquirer. Each share of the legal acquiree was exchanged for 82.5 shares of the legal acquirer's previously unissued common stock. As part of the agreement the legal acquirer issued 450,000 shares to persons as finders fees.

    Following the exchange the stockholders of the legal acquiree held 6,600,000 shares of the 7,487,099 issued shares of the legal acquirer (88.2%).

    On December 18, 1997, Sage Analytics International, Inc., the legal acquirer, filed a Certificate of Amendment with the Secretary of State of the state of Delaware changing its name to Advanced Business Sciences, Inc.

    The share exchange of a private operating Company, (Advanced Business Sciences, Inc.) into a non-operating public shell corporation (Sage Analytics International, Inc.), with no assets or liabilities resulted in the stockholders of the private company having actual operating control of the combined company after the transaction, and the stockholders of the former public shell continuing only as passive investors.

F–13

    This transaction is considered to be a capital transaction in substance, rather than a business combination. That is, the transaction is equivalent to the issuance of stock by the private company for the net monetary assets of the shell corporation, accompanied by a recapitalization. The accounting is identical to that resulting from a reverse acquisition, except no goodwill or other intangible is recorded.

    In accordance with this guideline the outstanding shares of Advanced Business Sciences, Inc., have been retroactively restated on the Balance Sheet, and the Statement of Stockholders' Equity to give effect to the 82.5 shares for 1 share exchange. The retroactively restated shares have been used in the Computations for Earnings (Losses) Per Share to preserve comparability of those figures.

Note 3. Leasehold Improvements and Equipment

    Leasehold improvements and equipment at December 31, 2000, are as follows:

Leasehold improvements	$16,326
Furniture and equipment	562,321
Leased equipment	704,524

1,283,171
Less accumulated depreciation	977,079

$306,092

Note 4. Acquisition and Rescission of Comguard Leasing and Financial, Inc.

    On August 24, 1998, the Company entered into a Plan and Agreement of Reorganization, pursuant to which the Company acquired all of the issued and outstanding shares of capital stock of Comguard Leasing and Financial, Inc., an Illinois Corporation. On June 1, 1999, the Company, Comguard Leasing and Financial, Inc., and the shareholders of Comguard Leasing and Financial, Inc., entered into an agreement whereby the 2,191,145 shares of the Company's shares issued to acquire Comguard Leasing and Financial, Inc., would be returned to the Company and the Company would receive a note from Comguard Leasing and Financial, Inc., in the amount of $88,514 which represents the expenditures made by the Company on behalf of Comguard Leasing and Financial, Inc. Subsequent to December 31, 1999, the Company accepted an offer of Settlement from Comguard Leasing to settle the amount owed for $77,086. In 1999, the note receivable was adjusted to the amount received upon settlement.

F–14

Note 5. Pledged Assets, Notes Payable and Long Term Debt at December 31, 2000

    The Company has the following notes payable and long-term debt at December 31, 2000:

    Notes payable:

Unsecured notes payable due to certain stockholders, and a company controlled by certain stockholders, principal and interest are due at maturity (January 2001 to December 2001). Interest rate is 10%.(A)	$2,037,208
Unsecured note payable due to a stockholder, principal and interest are due October 2001. Interest rate is prime plus 1.25% (10.75% at December 31, 2000).(A)	500,000
Note payable bank, interest due quarterly at prime (9.5% at December 31, 2000) through April 2001, when all principal and interest are due. The note is secured by the personal guarantees of various stockholders.(B)	999,767
Notes payable bank, interest is due monthly at prime plus 0.25% (9.75% at December 31, 2000) through August 2001, when all remaining principal and interest are due. The notes are secured by the personal guarantees of various stockholders.(C)	784,915
Notes payable bank, interest is due monthly at prime plus 0.50% (10% at December 31, 2000) through January 2001, when all remaining principal and interest are due. The notes are secured by the personal guarantees of various stockholders.(C)	1,000,000
Note payable bank, principal and interest are due January 2001. Interest is 10.5%. The note is secured by the personal guarantees of various stockholders.(D)	500,000
Note payable bank, interest is due semi-annually at prime plus 2% (11.5% of December 31, 2000) through July 2001, when all remaining principal and interest are due. The note is secured by the personal guarantees of various stockholders.(C)	350,000
Note payable bank, due in monthly installment of $1,246 including interest at 10.5% through August 2001, when all remaining principal and interest are due. The note is secured by the guarantees of various stockholders.	34,616

$6,206,506

F–15

Long-term debt:
Unsecured notes payable due to stockholder, unpaid principal and interest are due at maturity (June 2001 to January 2002). Interest is at 10% and is due annually.(A)	$528,996
Unsecured note payable with interest at 8%. Interest is due semi-annually and principal is due from June 2002 to October 2002.(A)	60,000
Note payable bank, due in monthly installments of $16,557 including interest at the Bank's prime rate plus 0.25% (9.75% at December 31, 2000) through June 2003, when all remaining principal and interest are due. The note is collateralized by substantially all the assets of the Company and the personal guarantees of various stockholders.(B)	693,228
10% convertible subordinated debentures, due June 2002, convertible into shares of common stock at $500 per share (pre-reverse takeover) in accordance with a private placement memorandum dated May 15, 1996.	80,000
Other	22,823

1,385,047
Less current portion	632,685

$752,362

(A)
Common stock warrants were issued to a majority of note holders (see Note 8).

(B)
Shares of common stock were issued to those stockholders guaranteeing this note.

(C)
Shares of common stock and common stock warrants were issued to those stockholders guaranteeing this note.

(D)
Common stock warrants were issued to those stockholders guaranteeing this note.

    The aggregate maturities of long-term debt as of December 31, 2000, are as follows:

Years Ending December 31,
2001	$632,685
2002	325,437
2003	426,925

$1,385,047

F–16

The carrying value of fixed rate bank debt payable approximates its fair value at December 31, 2000 due to the stockholder guarantees and the relatively short-term nature of the borrowings. It was not practical to determine the fair value of all other debt but, its fair value is believed to be substantially less than its carrying value.

Note 6. Income Taxes

    Net deferred taxes in the accompanying balance sheets include the following components as of December 31, 2000:

Inventories	$114,000
Net operating loss carryforward	7,302,000
Other	24,000

7,440,000
Valuation allowance	(7,440,000)

Net deferred tax asset	$—

    The income tax provision differs from the amount of income tax determined by applying the statutory federal income tax rate to pretax loss for the years ended December 31, 2000 and 1999, and the period from January 5, 1992 (date of inception) to December 31, 2000 due to the following:

	2000	1999	Date of Inception to December 31, 2000
Computed "expected" tax (benefit)	$(2,129,874)	$(1,518,075)	$(6,751,168)
Increase (decrease) in income taxes (benefits) resulting from:
Benefit from state taxes	(375,860)	(267,896)	(1,191,382)
Nondeductible expenses	306,734	3,971	502,550
Increase in the valuation allowance	2,199,000	1,782,000	7,440,000

	$—	$—	$—

    The Company has net operating losses of approximately $18,200,000 to carryforward for future tax purposes that expire from 2015 to 2020.

Note 7. Stock Options and Warrants

Stock options

    Sage Analytics International, Inc., the legal acquirer, (see Note 2) had 140,825 options, with exercise prices ranging from a minimum of $7.50 to a maximum of $70.00. All of these options expire no later than November 2003. As permitted under generally accepted accounting principles, these options were accounted for following APB No. 25, and accordingly, no compensation expense was recognized.

F–17

    In 1999, the Company issued stock options to two key employees to purchase shares of common stock of the Company (1,032,300 options and 500,000 options, respectively). The options vest (1/3 of the options, 1st block) beginning at the earlier of anniversary date (December 31, 1999 and July 30, 2000, respectively) or when the closing price of the common stock exceeds $3.00 per share for at least five consecutive days. The options are exercisable ($0.10 per share and $0.20 per share, respectively) for a period of three years from date of vesting. The second and third (1/3 blocks of options) vest one year and two years after the first block of options or when the closing price of the common stock exceeds $4.00 (2nd block of options) or $6.00 (3rd block of options) for at least five consecutive days. The options are exercisable ($0.10 per share and $0.20 per share, respectively) for a period of three years from the date of vesting. The fair value at the date of grants were $0.18 and $0.20, respectively.

    As permitted under generally accepted accounting principles, these options were accounted for following APB Opinion No. 25. Accordingly, compensation expense for the years ended December 31, 2000 and 1999 is none and $26,640, respectively, based on the difference between the exercise price and the fair value price of the vested options. Had compensation cost been determined based on the fair value method prescribed in FASB Statement No. 123, reported net loss would have been increased to:

Year Ended December 31,	Net (Loss)	Per Share
2000	$(6,178,234)	$(0.41)
1999	(4,513,683)	(0.39)

    In determining the pro forma amounts above, the value of each grant is estimated at the grant date using the fair value method prescribed in Statement No. 123 with the following assumptions: no dividends, risk free interest rate of 6%; expected life of 4.5 years and; expected price volatility of 204%.

    Of the 1,032,300 options, 344,100 (1st block) are vested and outstanding as of December 31, 2000 and 1999. The other blocks of options did not vest as the employee is no longer with the Company. None of the 500,000 options vested as the employee was not employed as of the first anniversary date (July 30, 2000).

    In 1999 the Company issued 200,000 options to a consultant to purchase 200,000 shares of common stock. 50,000 of the options became vested on July 8, 1999 and are exercisable for a three year period from that date. The remaining 50,000 options vested on January 11, 2000 and are exercisable for a three-year period from that date. The exercise price is $0.88/share. The Company accounts for the fair value of the options in accordance with FASB Statement No. 123. The compensation cost that has been expensed $6,053 and $4,000 for the years ended December 31, 2000 and 1999, respectively. No options were exercised in 2000.

    The fair value of each option is estimated at the grant date using the Black-Scholes option pricing model with the following assumptions: zero dividends; risk free interest rate of 5%; expected life of the options three years; no forfeiture rate and; a price volatility of 210.63%.

    The Company issues warrants to stockholders and nonemployees in connection with various services these individuals provide the Company. The Company accounts for the fair value of the warrants in accordance with FASB Statement No. 123. Compensation expense that has been charged to

F–18

income for these warrants was approximately $2,242,000 and none for the years ended December 31, 2000 and 1999, respectively.

    The fair value of each warrant is estimated at the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions for warrants in 2000: dividend rate of 0.0; price volatility of 114.85% to 359.64%, risk-free interest rate of 5%; and expected lives of three years.

    A summary of the status of all the warrants issued at December 31, 1999 and 2000 and changes during the years ended on those dates is as follows:

	2000		1999
Warrants	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Outstanding at beginning of year	1,824,000	$3.74	1,824,000	$3.74
Granted	13,493,299	0.40	—	—
Exercised	(46,500)	0.43	—	—
Forfeited	(1,816,250)	3.74	—	—

Outstanding at end of year	13,454,549	0.46	1,824,000	3.74

Exercisable at end of year	13,454,549		1,824,000
Weighted-average fair value per option of options granted during the year	$0.20		$—

    A further summary about warrants outstanding at December 31, 2000 is as follows:

	Options Outstanding and Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price
$0.43	1,777,500	0.8 years	$0.43
0.20 to 1.00	3,830,000	1.5	0.76
0.20 to 0.48	7,847,049	2.5	0.28

0.20 to 1.00	13,454,549	2.0	0.44

Note 8. Going Concern

    The accompanying financial statements of Advanced Business Sciences, Inc., have been prepared on a going-concern basis, which contemplates profitable operations and the satisfaction of liabilities in the normal course of business. There are uncertainties that raise substantial doubt about the ability of the Company to continue as a going concern. As shown in the statements of operations, the Company has not yet achieved profitable operations. As of January 31, 2001, the Company has insufficient working capital. These items raise substantial doubt about the ability of the Company to continue as a going concern.

F–19

    Management presently believes that the Company is in the final development stage of its electronic tracking and monitoring devices and the delivery of services relating to these devices. Although there has been substantial progress in the development of this technology, the Company does not have any significant sales and there can be no assurance that the Company will have any significant sales.

    Management plans to continue financing development of the Company's technology through external and related party financing. The Company is attempting to secure an additional $1,500,000 of debt to fund the operations through the final stages of product development.

    The Company's continuation as a going concern is dependent upon its ability to satisfactorily meet its debt obligations, meet its product development goals, secure new financing and generate sufficient cash flows from operations. The financial statements do not include any adjustments that might result from outcome of these uncertainties.

Note 9. Lease Obligations

    The Company leases its facilities. In addition the Company has operating leases for various pieces of equipment. The leases expire from November 2001 to August 2002. The future minimum lease payments under the operating leases as of December 31, 2000 are as follows:

Year Ending December 31,
2001	$64,725
2002	975

$65,700

    Rent expense related to the above leases was $70,020 and $69,585 for the years ended December 31, 2000 and 1999, respectively.

Note 10. Extinguishment of Debt

    The Company was a beneficiary of the stock agreement dated May 6, 1997, between the majority stockholder, Robert D. Brummels, his son, Tim R. Brummels, and ABS Holding Co., Inc. The terms and conditions of this stock agreement resulted in Robert D. Brummels assuming several notes payable to American Interstate Bank totaling $452,608 including interest. Robert D. Brummels also assumed a term note payable to Norwest Bank totaling $102,055 including interest. Additionally, the Company was released of the notes payable to Tim R. Brummels including interest totaling $108,000.

    In return, the Company released Robert D. Brummels and Tim R. Brummels of their obligation to the Company totaling $82,981 and $9,781, respectively. Furthermore, the Company co-signed an ABS Holding Co., Inc., note payable to Robert D. And Tim R. Brummels in the amount of $300,000. Finally, Robert D., and Tim R. Brummels resigned their positions as Board of Director members, officers, agents and employees of the Company. As a result of this stock agreement, the Company recognized a gain of $569,901 resulting from the extinguishment of debt.

F–20

Note 11. 401(k) Plan

    The Company has a 401(k) Plan whereby substantially all employees participate in the Plan. Employees may contribute a portion of their compensation subject to certain limits based on federal tax laws. The Company may make discretionary contributions to the Plan. There were no discretionary contributions made by the Company for the years ended December 31, 2000 and 1999, respectively.

Note 12. Reclassification

    Certain expenses for the year ending December 31, 1999 and period from January 5, 1992 (date of inception) to December 31, 2000 have been reclassified to be consistent with the classifications adopted for the year ending December 31, 2000, with no effect on net loss.

F–21

    No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

       SHARES OF COMMON STOCK
AND
       COMMON STOCK
PURCHASE WARRANTS AND
UNDERLYING COMMON STOCK

iSecureTrac Corp.

Common Stock

(par value $0.001 per share)

[DATE]

Part II. Information Not Required In Prospectus

Item 24. Indemnification of Directors and Officers

    Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the 1933 Act. The Registrant's Bylaws provide for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of their fiduciary duty as directors to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the fiduciary duty of the directors, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Item 25. Other Expenses of Issuance and Distribution

    The following table sets forth the costs and expenses, other than broker commissions, payable by the Issuer in connection with the sale of the shares offered hereby. All amounts shown are estimates (except for the SEC filing fees).

SEC filling fee		$4,153.21
Legal fees and expenses	$
Blue sky filing fees
(including counsel fees)	$
Accounting fees and expenses	$
Printing and engraving expenses	$
Miscellaneous expenses	$
TOTAL	$

Item 26. Recent Sales of Unregistered Securities

    On January 18, 1999, the Company issued 152,000 Common Shares as payment of bonuses to employees accrued during 1998. The bid and ask price for the Common Shares were $0.88 and $1.25 per share, respectively, on such date. Each of these transactions was exempt from the registration and prospectus delivery Requirements of the Securities Act under Section 4(2) thereof.

    On February 1, 1999, the Company agreed to issue 1,000,000 shares of its Common Shares to Benjamin J. Lamb in consideration for Mr. Lamb entering into an employment agreement with the Company. The bid and ask price for the Common Shares were $1.75 and $2.06 per share, respectively, on such date. This transaction was exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(2) thereof.

    On June 1, 1999, the Company entered into agreements rescinding the Comguard Leasing and Financial, Inc. Acquisition. To consummate this rescission, the Company issued to Frederick Bishop 100,000 Common Shares and issued to Michael Reeves a warrant to purchase 50,000 Common Shares at an exercise price of $1.50 per share, expiring on June 1, 2004. Messrs. Bishop and Reeves were

II–1

former shareholders and promoters of Comguard Leasing and facilitated the rescission of the Comguard Acquisition. The bid and ask price for the Common Shares on June 1, 1999, were $0.69 and $0.78 per share, respectively, on such date. This transaction was exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(2) thereof.

    In 1999 the Company issued 200,000 options to a consultant to purchase 200,000 shares of common stock. 50,000 of the options became vested on July 8, 1999 and are exercisable for a three year period from that date. The remaining 50,000 options vested on January 11, 2000 and are exercisable for a three-year period from that date. The exercise price is $0.88/share. The Company accounts for the fair value of the options in accordance with FASB Statement No. 123. The compensation cost that has been expensed $6,053 and $4,000 for the years ended December 31, 2000 and 1999, respectively. No options were exercised in 2000.

    Board members were compensated in total with 42,345 shares of stock valued at $15,000 for attending the first quarter 2001 board meetings. Ken Macke, retired Chairman and CEO of Dayton Hudson Corp., was also compensated for being an Advisor to the Board of Directors. He received 73,783 shares of stock valued at $26,022 for attending (3) first quarter 2001 board meetings. These transactions are exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(2) thereof.

    On February 22, 2001, the Company issued 295,276 shares of its common stock valued at $62,875 to (2) different companies for exercising their warrants by way of retiring their promissory notes held by the Company. This transaction was exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(2) thereof.

    During the quarter ended March 31, 2001, the Company issued 12,500 shares of its common stock valued at $5,375 to (2) different warrant holders for exercising their warrants. This transaction was exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(2) thereof.

    In March 2001, common stock in the amount of 56,106 shares valued at $20,832 was issued to an executive of the Company per his employee agreement. This transaction was exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(2) thereof.

    During the quarter ended March 31, 2001, the Company issued 2,241,080 warrants to purchase 2,241,080 shares of its common stock to stockholders for loans to the Company and charged $663,291 to expense. This transaction was exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(2) thereof.

    During the third quarter ended March 31, 2001 the Company granted options to purchase 6,000,000 shares of its common stock to two executives pursuant to their employment agreements. The exercise prices are at 85% of fair value of the Company's common stock and vest ratably over two years. This transaction was exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(2) thereof.

    Board members were compensated in total with 31,635 shares of stock valued at $11,000 for attending the second quarter 2001 board meetings. Ken Macke, retired Chairman and CEO of Dayton Hudson Corp., was also compensated for being an Advisor to the Board of Directors. He received 59,486 shares of stock valued at $19,231 for attending (2) second quarter 2001 board meetings. This transaction was exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(2) thereof.

    In April of 2001, the Company issued 471,191 shares of its common stock valued at $94,238 to (2) different individuals by way of extinguishing the Company's notes payable to them. This transaction

II–2

was exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(2) thereof.

    During the quarter ended June 30, 2001, the Company issued 52,110 shares of its common stock valued at $11,054 to (1) individual for extinguishing his promissory note by exercising his warrants. This transaction was exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(2) thereof.

    Board members were compensated in total with 31,635 shares of stock valued at $11,000 for attending the second quarter 2001 board meetings. The 31,635 shares is comprised of one board member receiving 2,909 shares of 04/18/01, four board members receiving 4,132 shares each on 04/26/01, and six board members receiving 2,033 each on 06/28/01. Ken Macke, retired Chairman and CEO of Dayton Hudson Corp., was also compensated for being an Advisor to the Board of Directors. He received 2,593, 34,435, 4,174 and 18,284 shares respectively on 04/02, 04/25, 05/18 and 06/28 for a total of 59,486 shares of stock valued at $19,231 for attending (2) second quarter board meetings. This transaction was exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(2) thereof.

    On April 18th of 2001, the Company issued 471,191 shares of its common stock valued at $94,238 to (2) different individuals by way of extinguishing the Company's notes payable to them. This transaction was exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(2) thereof.

    On June 14, 2001, the Company issued 52,110 shares of its common stock valued at $11,054 to (1) individual for extinguishing his promissory note by exercising his warrants. This transaction was exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(2) thereof.

    Board members were compensated in total with 4,780 shares of stock valued at $5,000 for attending the third quarter 2001 board meeting. Ken Macke, retired Chairman and CEO of Dayton Hudson Corp., was also compensated for being an Advisor to the Board of Directors. He received 9,362 shares of stock valued at $9,793 for attending (1) third quarter board meeting. This transaction was exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(2) thereof.

    During the quarter ended September 30, 2001, the Company issued 3,798,935 shares of its common stock valued at $1,043,135 to (10) individuals for extinguishing their promissory note by exercising their warrants. This transaction was exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(2) thereof.

    During the quarter ended September 30, 2001, the Company issued 1,218,673 warrants to purchase 1,218,673 shares of its common stock to stockholders for loans to the Company and charged $310,421 to expense. This transaction was exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(2) thereof.

    During the quarter ended September 30, 2001, the Company granted options to purchase 160,000 shares of its common stock to 4 employees pursuant to their stock option agreements. The exercise prices are at 85% of fair value of the Company's common stock and vest ratably over two years. This transaction was exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(2) thereof.

    On July 26, 2001, the Company issued 8,244 shares of its common stock valued at $2,732 to (1) individual for extinguishing his promissory note by exercising his warrants. This transaction was exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(2) thereof.

II–3

    On August 30, 2001, the Company issued 3,790,691 shares of its common stock valued at $1,040,403 to (9) individuals for extinguishing their promissory notes by exercising their warrants. This transaction was exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(2) thereof.

    On September 7, 2001, the Company issued 300,000 shares of its common stock valued at $327,000 to (1) individual for services per his consulting agreement. This transaction was exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(2) thereof.

    From December 12, 2000 through April 1, 2001 the Company issued at total of 59,000 shares of its Common stock at a purchase price of $.43 per share to certain existing warrant holders and shareholders of the Company in exchange for the cancellation of certain warrants held by them. This transaction was exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(2) thereof.

    From February 8, 1999 through November 4, 2001 the Company issued to certain directors, officers and stockholders of the Company in the aggregate warrants to purchase 19,662,992 shares of the Company's common stock. These warrants were given in consideration for direct loans to the Company or for giving guaranties of certain loans of the Company. These transactions were exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(2) thereof.

    Pursuant to an agreement dated as of November 7, 2001, the Company issued 8,609.80 shares of its Series A Convertible Preferred Stock. See Section 4 ("Capitalization and Pro Forma Financial Information") of Part I of this registration statement.

Item 27. Exhibits

3.1	Restated Certificate of Incorporation of the Company*
3.2	Certificate of Amendment of Certificate of Incorporation**
3.3	Certificate of Designations, Preferences, and Rights of Series A Convertible Preferred Stock of iSecureTrac Corp.
3.4	Restated Bylaws of the Company*
10.1	Stock Purchase Agreement
10.2	Registration Rights Agreement
23.1	Consent of McGladrey & Pullen, LLP, Independent Auditors.
24	Power of Attorney is contained on the signature pages of this registration statement.

    * Previously filed as an exhibit to registrant's registration statement under form 10-SB (Commission File No. 0-26455), which is hereby incorporated by reference.

    ** Previously filed as an exhibit to registrant's current report under form 8-K filed on July 10, 2001.

II–4

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on this 30th day of November, 2001.

ISECURETRAC CORP.
By:
/s/ JAMES E. STARK James E. Stark President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of ISECURETRAC CORP., a Delaware corporation, do hereby constitute and appoint Michael P. May and James E. Stark, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or either one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL P. MAY Michael P. May	Chairman and Director (Principal Executive Officer)	November 30, 2001
/s/ JAMES E. STARK James E. Stark	President, and Secretary (Principal Financial and Accounting Officer)	November 30, 2001
/s/ ROBERT E. BADDING Robert E. Badding	Director	November 30, 2001
/s/ MARTIN J. HALBUR Martin J. Halbur	Director	November 30, 2001
/s/ ROGER J. KANNE Roger J. Kanne	Director	November 30, 2001
/s/ RONALD W. MUHLBAUER Ronald W. Muhlbauer	Director	November 30, 2001

QuickLinks

5022 South 114th Street, Omaha, Nebraska 68137 (402) 537-0022 (Address and Telephone Number of Principal Executive Offices)
5022 South 114th Street, Omaha, Nebraska 68137 (Address of Principal Place of Business or Intended Principal Place of Business)
Michael P. May iSecureTrac Corp. 5022 South 114th Street Omaha, Nebraska 68137 (402) 537-0022 (Name, Address and Telephone Number of Agent for Service)
Gary L. Hoffman, Esq. Erickson & Sederstrom, P.C. 10330 Regency Parkway Drive Omaha, Nebraska 68114 (402) 397-2200
ISECURETRAC CORP. Cross Reference Sheet Between Items in Part I of Form SB-2 and the Prospectus
TABLE OF CONTENTS
Option Value as of October 31, 2001
iSECUREtrac Corp. (formerly Advanced Business Sciences, Inc.) (A Development Stage Company) Consolidated Financial Report
INDEPENDENT AUDITOR'S REPORT
iSECUREtrac CORP AND SUBSIDIARY (formerly Advanced Business Sciences, Inc.) (A Development Stage Company) CONSOLIDATED BALANCE SHEETS September 30, 2001 and December 31, 2000
iSECUREtrac Corp and SUBSIDIARY (formerly Advanced Business Sciences, Inc.) (A Development Stage Company) CONSOLIDATED STATEMENT OF OPERATIONS Years Ended December 31, 2000 and 1999 and the Nine Month Periods ending September 30, 2001 and 2000 and Period from January 5, 1992 (Date of Inception) to September 30, 2001
iSECUREtrac Corp AND SUBSIDIARY (formerly Advanced Business Sciences, Inc.) (A Development Stage Company) CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) Period From January 5, 1992 (Date of Inception) to September 30, 2001
iSECUREtrac Corp. AND SUBSIDIARY (formerly Advanced Business Sciences, Inc.) (A Development Stage Company) CONSOLIDATED STATEMENTS OF CASH FLOWS Years Ended December 31, 2000 and 1999 and the nine month Periods ending September 30, 2001 and 2000 the Period From January 5, 1992 (Date of Inception) to September 30, 2001
iSECURETrac Corp (formerly Advanced Business Sciences, Inc.) (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Information as of and for the Nine Months Ended September 30, 2001 and 2000 is unaudited)
SIGNATURES